Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF OKLAHOMA

In re: GMX RESOURCES INC., et al. Debtors.	) ) ) ) ) ) )	Chapter 11 Case No. 13-11456 (SAH) Jointly Administered

FIRST AMENDED JOINT PLAN OF REORGANIZATION
OF GMX RESOURCES INC. AND ITS DEBTOR SUBSIDIARIES
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

ANDREWS KURTH LLP	CROWE & DUNLEVY, P.C. s/William H. Hoch
David A. Zdunkewicz Timothy A. Davidson II 600 Travis, Suite 4200 Houston, Texas 77002 Telephone: (713) 220-4200 Facsimile: (713) 220-4285	William H. Hoch 20 North Broadway, Suite 1800 Oklahoma City, Oklahoma 73102 Telephone: (405) 235-7700 Facsimile: (405) 239-6651
ATTORNEYS FOR THE DEBTORS

Dated:	Oklahoma City, Oklahoma
January 22, 2014

TABLE OF CONTENTS
ARTICLE I DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME     1

1.01	Definitions 1

1.02	Scope of Definitions; Rules of Construction; Rules of Interpretation; Computation of Time 15
ARTICLE II ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS        15

2.01	Administrative Claims 15

2.02	Priority Tax Claims 17
ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS    18

3.01	Introduction 18

3.02	Summary of Classes 18
ARTICLE IV TREATMENT OF CLAIMS AND EQUITY INTERESTS            18

4.01	Class 1 - Senior Secured Noteholder Secured Claim 18

4.02	Class 2 - Other Secured Claims 19

4.03	Class 3 - Priority Non-Tax Claims 20

4.04	Class 4 - General Unsecured Claims 20

4.05	Class 5 - Intercompany Claims 21

4.06	Class 6 - Equity Interests in GMXR 21

4.07	Class 7 - Equity Interests in Debtor Subsidiaries 21

4.08	Allowed Claims 21

4.09	Postpetition Interest 22

4.10	Allocation 22

4.11	Special Provision Governing Unimpaired Claims 22

4.12	Controversy Concerning Impairment 22
ARTICLE V MEANS FOR IMPLEMENTATION OF THIS PLAN             22

5.01	Substantive Consolidation 22

5.02	The Creditor Trust 22

5.03	Exit Facility 27

5.04	General Settlement of Claims 28

5.05	Sources of Consideration for Plan Distributions 28

5.06	Issuance of New Equity Securities and Trust Interests 28

5.07	Section 1145 Exemption 29

5.08	Listing of the Reorganized GMXR Common Stock and Transfer Restrictions 29

5.09	Continued Corporate Existence 30

5.10	New Organizational Documents 30

5.11	Restructuring Transactions 30

5.12	Cancellation of Existing Securities and Agreements 32

5.13	Corporate Action 32

5.14	Directors and Executive Officers 33

5.15	Management Incentive Plan 33

5.16	Compensation and Benefit Plans and Treatment of Retirement Plan 33

5.17	Director and Officer Liability Insurance 33

5.18	Vesting of Assets in the Reorganized Debtors 34

5.19	Non-disturbance of VPP Interest 34

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5.20	Preservation of Rights of Action; Settlement of Litigation Claims 34

5.21	Effectuating Documents; Further Transactions 35

5.22	Exemption from Certain Transfer Taxes 35
ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS                35

6.01	Distributions for Claims Allowed as of the Effective Date 35

6.02	Disbursing Agent 36

6.03	Surrender of Existing Securities 36

6.04	[Reserved.] 36

6.05	[Reserved.] 36

6.06	Record Date for Plan Distributions 36

6.07	Means of Cash Payment 37

6.08	Calculation of Distribution Amounts of New Equity Securities 37

6.09	Delivery of Distributions; Undeliverable or Unclaimed Distributions 37

6.10	Withholding and Reporting Requirements 37

6.11	Setoffs 38
ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS                                38

7.01	Prosecution of Objections to Claims 38

7.02	Allowance of Claims 38

7.03	Distributions After Allowance 38

7.04	Estimation of Claims 39

7.05	Deadline to File Objections to Claims 39

7.06	Deadline to File Other Secured Claims; Objections 39
ARTICLE VIII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES    40

8.01	Assumed Contracts and Leases 40

8.02	Payments Related to Assumption of Contracts and Leases 40

8.03	Rejected Contracts and Leases 41

8.04	Claims Based upon Rejection of Executory Contracts or Unexpired Leases 41

8.05	Indemnification of Directors, Officers and Employees 41
ARTICLE IX ACCEPTANCE OR REJECTION OF THIS PLAN                41

9.01	Classes Entitled to Vote 41

9.02	Acceptance by Impaired Classes 41

9.03	Elimination of Classes 41

9.04	Nonconsensual Confirmation 42
ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS    42

10.01	Conditions to Confirmation 42

10.02	Conditions to Effective Date 42

10.03	Effect of Failure of Conditions 43

10.04	Waiver of Conditions 43
ARTICLE XI MODIFICATIONS AND AMENDMENTS; WITHDRAWAL        43
ARTICLE XII RETENTION OF JURISDICTION                        44
ARTICLE XIII SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS    46

13.01	Discharge of Claims and Termination of Equity Interests 46

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13.02	Exculpation and Limitation of Liability 46

13.03	Injunction 46

13.04	Releases by the Debtors 47

13.05	Releases by Holders of Claims 47

13.06	Injunction Related to Releases and Exculpation 48

13.07	Release of Liens 48

13.08	Claims and Causes of Action of Holders of GMXR Equity Interest Against Non-Debtors. 48
ARTICLE XIV MISCELLANEOUS PROVISIONS                        49

14.01	Severability of Plan Provisions 49

14.02	Successors and Assigns 49

14.03	Binding Effect 49

14.04	Revocation, Withdrawal, or Non-Consummation 49

14.05	Committees and Retained Person 49

14.06	Plan Supplement 50

14.07	Notices to Debtors 50

14.08	Governing Law 51

14.09	Section 1125(e) of the Bankruptcy Code 51

14.10	Conflict 51

14.11	Entire Agreement 51

EXHIBITS

Exhibit A -- List of Avoidance Actions and Causes of Action Transferred to the Creditor Trust

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GMX Resources Inc. (“GMXR”), Diamond Blue Drilling Co. (“Diamond Blue”) and Endeavor Pipeline, Inc. (“Endeavor”), as debtors and debtors in possession (collectively, the “Debtors”), jointly propose the following plan of reorganization under chapter 11 of the Bankruptcy Code.
ARTICLE I
DEFINITIONS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME
1.01    Definitions. The following terms used in the Plan shall have the respective meanings defined below:

“Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(2) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred by the Debtors after the Commencement Date, of preserving the Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Commencement Date, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, (d) the reasonable post-petition fees and expenses of the Steering Committee, the DIP Agent and the Senior Secured Notes Indenture Trustee, including any successors thereto, including reasonable attorney’s fees and expenses of the Steering Committee, the DIP Agent and the Senior Secured Notes Indenture Trustee; and (e) the fees and expenses incurred by Lonquist & Company.
“Administrative Claims Bar Date” has the meaning set forth in Section 2.01(d) of this Plan.
“Advisors” means each financial advisor, investment banker, Professional, accountant, consultant, representative, attorney and other professional, and each of their respective employees, members, parent corporations, subsidiaries, Affiliates and partners.
“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.
“Allowed” means:
i)with respect to any Claim: a Claim (a) as to which no objection or request for estimation has been filed on or before the Claim Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court or the Plan; (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order or in accordance with the Plan; or (c) that is allowed (i) by a Final Order, (ii) by an agreement between the holder of such Claim and the Debtors, the Reorganized Debtors or the Trustee, as appropriate, (iii) pursuant to the terms of the Plan; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an “Allowed Claim” under (a) above (the expiration of the Claim Objection Deadline or other applicable deadline), the Debtors do not waive their rights (or the Trustee’s rights) to contest the amount and validity of any disputed, contingent and/or unliquidated Claim in the time, manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced. An Allowed Claim (a) includes a Disputed Claim to the extent such Disputed Claim becomes Allowed after the Effective Date and (b) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by Final Order of the Bankruptcy Court, “Allowed Claim” shall not, for purposes of distributions under the Plan, include interest on such Claim accruing from and after the Commencement Date; and

ii)unless otherwise specified herein or by order of the Bankruptcy Court, an Allowed Administrative Claim or Allowed Claim shall not, for any purpose under the Plan, include interest on such Administrative Claim or Claim from and after the Commencement Date.

“Applicable Premium” shall have the meaning ascribed to such term in the Senior Secured Notes Indenture.
“Avoidance Actions” means any actions commenced, or that may be commenced, before or after the Effective Date pursuant to section 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code.
“Ballot” means the form or forms distributed to each Holder of an Impaired Claim entitled to vote on the Plan on which the Holder indicates acceptance or rejection of the Plan.
“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, as now in effect or hereafter amended.
“Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Oklahoma, Oklahoma City Division, or any other court with jurisdiction over the Chapter 11 Cases.
“Bankruptcy Rules” means collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the local rules of the Bankruptcy Court, all as now in effect or hereafter amended.
“Burr Parties” means collectively or individually Brian Burr, Taylor Burr, Michael Burr, Brad Keiller, DCB Capital, LLC and Technical Management Group, Inc. and anyone acting on their behalf.
“Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in Oklahoma City, Oklahoma.
“Cash” means legal tender of the United States of America.
“Cash Distribution” means $1.5 million in Cash.
“Causes of Action” means all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims or causes of action whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date.
“Certificate” means any certificate, instrument, or other document evidencing an Existing Security.
“Chapter 11 Cases” means the jointly administered chapter 11 cases of the Debtors.
“Claim” means a claim as defined in section 101(5) of the Bankruptcy Code, against a Debtor.
“Claim Objection Deadline” means the first Business Day that is the latest of (i) one hundred and eighty (180) days after the Effective Date; or (ii) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to certain Claims prior to one hundred and eighty (180) days after the Effective Date upon motion by the Reorganized Debtors or the Trustee.
“Claims Register” means the list maintained by Epiq Bankruptcy Solutions, LLC listing all Claims as scheduled and/or filed in the Chapter 11 Cases.
“Class” means one of the classes of Claims or Equity Interests described in the Plan.
“Commencement Date” means April 1, 2013, the date on which the Debtors filed their voluntary petitions for relief commencing the Chapter 11 Cases.
“Common Trust Interests” mean the beneficial interests in the Creditor Trust that are junior and subordinate to the Preferred Trust Interests (if any).
“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket in the Chapter 11 Cases, in accordance with section 1129 of the Bankruptcy Code and subject to all conditions specified in Section 10.01 hereof having been (a) satisfied or (b) waived pursuant to Section 10.04 hereof.
“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
“Confirmation Hearing” means the Bankruptcy Court’s hearing on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.
“Confirmation Order” means the Bankruptcy Court’s order confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
“Consenting Senior Secured Noteholders” means the Holders of Senior Secured Notes Claims that are party to the Plan Support Agreement.
“Consummation” means the occurrence of the Effective Date.
“Convertible Notes Claim” means any Claim against the Debtors arising under the Convertible Notes, the Convertible Notes Indenture or any ancillary agreement.
“Convertible Notes” means the 4.5% Notes due 2015 issued pursuant to the Convertible Notes Indenture.
“Convertible Notes Indenture” means the Indenture dated as of October 28, 2009, and any and all supplements and amendments thereto, among GMXR, as issuer, Diamond Blue and Endeavor, as subsidiary guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Convertible Notes Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee.
“Creditor Trust” means that certain trust that will come into existence upon the Effective Date, which trust shall be formed pursuant to and governed by the Trust Agreement.
“Creditor Trust Assets” means (i) cash in the amount of (a) $25,000 if the Class of Holders of General Unsecured Claims votes to reject the Plan or (b) the Cash Distribution if the Class of Holders of General Unsecured Claims votes to accept the Plan; and (ii) the Avoidance Actions and Causes of Action listed on

Exhibit “A” (and any proceeds thereof), all of which shall vest in the Creditor Trust on the Effective Date pursuant to the Plan and in accordance with the Trust Agreement.
“Creditors’ Committee” means the statutory committee of unsecured creditors appointed by the Office of the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as the composition of the same has been or may be modified by the addition or removal of members from time to time.
“Creditors’ Committee Professionals” means Looper Reed & McGraw, Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., Conway MacKenzie and Lonquist & Company.
“Cure” means the payment of Cash by a Debtor, or the Distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure a default by a Debtor under an Executory Contract or Unexpired Lease of a Debtor and to permit a Debtor to assume such contract or lease under section 365(a) of the Bankruptcy Code.
“Debtor” means each of GMXR, Diamond Blue and Endeavor on and after the Commencement Date, and “Debtors” means all of them collectively, and when the context so requires, in their capacity as debtors and debtors in possession under sections 1107 and 1108 of the Bankruptcy Code.
“Debtor Subsidiaries” means Diamond Blue and Endeavor.
“Diamond Blue” means Diamond Blue Drilling Co., an Oklahoma corporation, a Debtor in the Chapter 11 Cases.
“DIP Facility Agreement” means that certain $50,000,000 Superpriority Debtor In Possession Credit and Guaranty Agreement dated April 4, 2012, as it may be amended or modified from time to time, among GMX Resources Inc., as Borrower, Diamond Blue and Endeavor, as Guarantors, the DIP Lenders, and the DIP Facility Agent.
“DIP Facility Claim” means a Claim arising under or as a result of the DIP Facility.
“DIP Facility Agent” means Cantor Fitzgerald Securities, as Administrative and Collateral Agent.
“DIP Lender(s)” means the lender(s) under the DIP Facility Agreement.
“Disallowed Claim” means any Claim, or portion thereof, against any Debtor that is not an Allowed Claim or a Disputed Claim, or that has been withdrawn, in whole or in part, by the Holder thereof.
“Disbursing Agent” means, as applicable, (i) the Reorganized Debtors, (ii) the Trustee in respect of the Cash Distribution to Holders of Allowed General Unsecured Claims and subsequent distribution to holders of Allowed General Unsecured Claims (unless otherwise set forth in the Trust Agreement); (iii) any party or Entity designated by the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors, as applicable, to serve as a disbursing agent under the Plan to make or facilitate Distributions pursuant to the Plan.
“Disclosure Statement” means the written disclosure statement that relates to the Plan, as amended, supplemented or modified from time to time, and that is prepared and distributed in accordance with sections 1125 and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018.

“Disputed” means, with respect to any Claim, (a) any Claim as to which the Debtors or any other party in interest with standing to do so hereunder has filed an objection or request for estimation on or before the deadline fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, except to the extent that such objection or request for estimation is withdrawn or determined by a Final Order in favor of the holder of such Claim, (b) any Claim that is scheduled by the Debtors in the Schedules as contingent, unliquidated, or disputed, (c) during the period prior to the deadline fixed by this Plan and/or the Bankruptcy Court for objecting to a Claim, any Claim that is in excess of the amount scheduled as other than disputed, unliquidated or contingent, (d) any Claim that may be subject to section 502(d) of the Bankruptcy Code, (e) any Claim that is otherwise disputed by any of the Debtors or any other party in interest, or is subject to any right of setoff or recoupment, or the holder thereof is subject to any Claim or Cause of Action, in accordance with applicable law, which dispute, right of setoff or recoupment, Claim or Cause of Action, has not been withdrawn or determined in favor of such holder by a Final Order. A Claim that is Disputed as to its amount only shall be deemed Allowed in the amount the Debtors or the Trustee admit owing, if any, and Disputed as to the excess.
“Distribution” means any distribution made under the Plan to the Holders of Allowed Claims.
“Distribution Date” means the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter) or, if not the Effective Date, such date occurring as soon as reasonably practicable after the Effective Date, on which the Disbursing Agent first makes Distributions to Holders of Allowed Claims as provided in the Plan.
“D&O Policies” shall have the meaning set forth in Section 5.20 of this Plan.
“Effective Date” means the date that is the first Business Day after the Confirmation Date on which the (a) conditions to the Plan’s Consummation set forth in Section 10.02 hereof have been satisfied or waived and (b) no stay of the Confirmation Order is in effect.
“Eligible Claim” means any Allowed Claim in Class 1 or Class 4, the Holders of which are entitled to vote to accept or reject the Plan.
“Endeavor” means Endeavor Pipeline Inc., an Oklahoma corporation, a Debtor in the Chapter 11 Cases.
“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.
“Equity Interest” means a GMXR Equity Interest, a GMXR Subsidiary Debtor Interest and any litigation claims arising from an Equity Interest.
“Estate” means the estate of any of the Debtors in the Chapter 11 Cases, and “Estates” means, collectively, the estates of all of the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.
“Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended.
“Exculpated Party” means each of the Debtors, any Professional for the Debtors, the Creditors’ Committee, any member of the Creditors’ Committee, any Professional for the Creditors’ Committee and any officer or director of the Debtors that is a Protected Person or was serving on the Commencement Date.

“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
“Existing Securities” means all (i) Equity Interests, (ii) Senior Secured Notes, (iii) Second-Priority Notes, (iv) Old Senior Notes and (v) Convertible Notes.
“Exit Facility Agent” means the administrative agent for the Exit Facility Lenders.
“Exit Facility Credit Agreement” means the credit agreement with respect to the Exit Facility.
“Exit Facility Credit Documents” means the Exit Facility Credit Agreement and related guaranty, security, and other documents in form and substance reasonably acceptable to the Debtors, the Exit Facility Lenders, the Exit Facility Agent and the Consenting Senior Secured Noteholders.
“Exit Facility” means that certain credit facility to be entered into by the Reorganized Debtors on the Effective Date to fund ongoing operating expenses and obligations under the Plan and to repay DIP Facility Claims to the extent provided herein in form and substance reasonably acceptable to the Debtors, the Exit Facility Lenders, the Exit Facility Agent and the Consenting Senior Secured Noteholders.
“Exit Facility Lenders” means the lenders under the Exit Facility Credit Documents.
“Face Amount” means when used in reference to (a) a Disputed Claim, the full stated amount claimed by the Holder thereof in any proof of Claim timely filed with the Bankruptcy Court, (b) an Allowed Claim, the Allowed amount thereof, and (c) an Allowed Senior Secured Noteholder Secured Claim, the principal amount of Senior Secured Notes held by each Holder of a Senior Secured Noteholder Secured Claim as of the Commencement Date plus accrued and unpaid interest thereon as of the Commencement Date plus each such Holder’s applicable portion of $1,723,429 of the Applicable Premium.
“Final DIP Order” means the order approving the DIP Facility Agreement and related documents on a final basis entered by the Bankruptcy Court on May 6, 2013 [Docket No. 323], as the same may be amended or modified from time to time.
“Final Order” means, as applicable, an order or judgment, entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, that has not been amended, modified or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing, file a notice of appeal or petition for certiorari has expired, (iii) no appeal, request for stay, petition seeking certiorari, or other review has been timely filed and is pending and (iv) any appeal that has been taken, any petition for certiorari, or motion for a new trial, reargument or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Rule 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule (whether federal or state) may be but has not then been filed with respect to such order shall not cause such order not to be a Final Order.
“General Unsecured Claim” means any Claim against the Debtors that is (i) not an Administrative Claim, Priority Tax Claim, Priority Non-Tax Claim, Other Secured Claim, Intercompany Claim or Senior Secured Notes Claim, or (ii) otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.
“GMXR” means GMX Resources Inc., an Oklahoma corporation, a Debtor in the Chapter 11 Cases.
“GMXR Common Stock” means GMXR’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date.

“GMXR Common Stock Interests” means all of the GMXR Common Stock.
“GMXR Equity Interests” means GMXR Common Stock Interests, GMXR Preferred Stock Interests, and GMXR Other Equity Interests.
“GMXR Other Equity Interests” means collectively, (a) all incentive stock options, non-qualified stock options, restricted stock, and stock appreciation rights granted under any Debtor-sponsored stock option plans, (b) any other options, warrants, or rights, contractual or otherwise, if any, to acquire or receive an equity security in GMXR existing immediately before the Effective Date, including preferred share purchase rights to purchase shares of GMXR Series A Junior Participating Preferred Stock under the Rights Agreement, dated May 17, 2005, as amended, between GMXR and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A., and (c) all GMXR Common Stock issued and held in treasury as of immediately before the Effective Date.
“GMXR Preferred Stock Interests” means any preferred equity securities in GMXR including, without limitation, the 9.25% Series B Cumulative Preferred Stock and Series A Junior Participating Preferred Stock.
“GMXR Subsidiary Debtor Interests” means all of the authorized, issued and outstanding equity securities of the Debtor Subsidiaries.
“Holder” and, collectively, “Holders,” means a Person or Entity legally or beneficially, as applicable, holding a Claim or Equity Interest.
“Impaired” means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
“Impaired Claim” means a Claim classified in an Impaired Class.
“Impaired Class” means each of Classes 1, 4, 5 and 6 as set forth in Article III of the Plan.
“Indenture Trustees” means the trustees under the Senior Secured Notes Indenture, Second-Priority Notes Indenture, Convertible Notes Indenture and the Old Senior Notes Indenture and any successors or predecessors thereto.
“Intercompany Claims” means any Claim against any Debtor asserted by or among any other Debtor(s).
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of September 19, 2012, by and among, the Senior Secured Notes Indenture Trustee, as collateral agent for the Senior Secured Notes, and the Second-Priority Notes Indenture Trustee, as collateral agent for the Second-Priority Notes.
“Lien” means any lien, lease, right of first refusal, servitude, claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, and/or any other encumbrance, restriction or limitation whatsoever.
“Management Incentive Plan” means the management incentive plan to be adopted by New GMXR pursuant to which profits interests, options or other interests in New GMXR may be issued as determined by New GMXR, which will be in substantially the form to be contained in the Plan Supplement and otherwise reasonably acceptable to the Debtors and the Consenting Senior Secured Noteholders.

“Management Interests” means profits interests, options or other interests in New GMXR that may be issued New GMXR to employees, officers and directors in accordance with the Management Incentive Plan.
“Master Ballot” means the Ballot sent to a broker, proxy, intermediary, or other Nominee of a beneficial owner on account of such beneficial owner’s claims.
“New Common Stock” means, singularly or collectively as required by context, the Reorganized GMXR Common Stock, the New Diamond Blue Interests and the New Endeavor Interests.
“New Diamond Blue Interests” means all of the stock authorized by the Plan to be issued by Diamond Blue as reorganized pursuant to the Plan on the Effective Date.
“New Diamond Blue Organizational Documents” means such certificates or articles of incorporation, operating agreement, by-laws, or such other applicable formation and governance documents of reorganized Diamond Blue, certain forms of which will be included in the Plan Supplement, each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.
“New Endeavor Interests” means all of the stock authorized by the Plan to be issued by Endeavor as reorganized pursuant to the Plan on the Effective Date.
“New Endeavor Organizational Documents” means such certificates or articles of incorporation, operating agreement, by-laws, or such other applicable formation and governance documents of reorganized Endeavor, certain forms of which will be included in the Plan Supplement, each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.
“New Equity Securities” means, the Reorganized GMXR Common Stock, the New GMXR Interests and any profits interests, options or other interests to be issued by New GMXR pursuant to the Management Incentive Plan.
“New GMXR” means a Delaware limited liability company or limited partnership to be formed either directly or indirectly by GMXR on or before the Effective Date.
“New GMXR Interests” means the units or partnership interests representing interests in New GMXR.
“New GMXR Agreement” means either the operating agreement or limited partnership agreement for New GMXR in form and substance acceptable to the Consenting Senior Secured Noteholders and substantially in the form which will be included in the Plan Supplement.
“New GMXR General Partner Organizational Documents” means, if New GMXR is a limited partnership, such formation and governance documents of a newly formed, wholly-owned subsidiary of GMXR (before the Effective Date) or Reorganized GMXR (on or after the Effective Date), copies of which will be included in the Plan Supplement and each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.
“New GMXR Organizational Documents” means the New GMXR Agreement and such other applicable formation and governance documents of New GMXR, certain forms of which will be included in the Plan Supplement, each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.

“New Organizational Documents” means, singularly or collectively as required by context, each of the Reorganized GMXR Organizational Documents, the New GMXR Organizational Documents, the New GMXR General Partner Organizational Documents (if New GMXR is a limited partnership), the New Diamond Blue Organizational Documents, and the New Endeavor Organizational Documents, each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.
“New Shareholders Agreement” means that certain agreement in form and substance acceptable to the Consenting Senior Secured Noteholders providing for, among other things, the rights and obligations of the Holders of Reorganized GMXR Common Stock that are party thereto. The form of the New Shareholder Agreement shall be included in the Plan Supplement.
“Nominee” means a bank, brokerage firm or other nominee holding Claims in its own name on behalf of a beneficial owner, or any agent thereof.
“Old and Cold Senior Secured Notes Claims” shall have the meaning set forth in Section 4.01 of this Plan.
“Old Senior Notes” means the 11.375% Senior Notes due 2019 issued pursuant to the Old Senior Notes Indenture.
“Old Senior Notes Claim” means any Claim against the Debtors arising under the Old Senior Notes, the Old Senior Notes Indenture or any ancillary agreement other than the Old Senior Notes Guaranty.
“Old Senior Notes Guaranty” means the guaranty by each of Diamond Blue and Endeavor of GMXR’s obligations under the Old Senior Notes and the Old Senior Notes Indenture.
“Old Senior Notes Guaranty Claim” means any Claim against Diamond Blue or Endeavor arising under the Old Senior Notes Guaranty.
“Old Senior Notes Indenture” means the Indenture dated as of February 9, 2011, and any and all supplements and amendments thereto, among GMXR, as issuer, Diamond Blue and Endeavor, as subsidiary guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Old Senior Notes Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee.
“Other Secured Claim” means any Secured Claim other than a DIP Facility Claim or a Senior Secured Noteholder Secured Claim that has priority over the Senior Secured Noteholder Secured Claim.
“Other Secured Claims Bar Date” has the meaning set forth in Section 7.06 of this Plan.
“Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.
“Plan” or “Plan of Reorganization” means this chapter 11 plan of reorganization, including the exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.
“Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits, all of which may be amended, modified, replaced and/or supplemented from time to time, to be filed with the Bankruptcy Court on or before the date that is fourteen (14) days prior to the Confirmation Hearing, and additional documents filed before the Effective Date as supplements or amendments to the Plan

Supplement, all such documents being in form and substance reasonably acceptable to the Debtors and the Consenting Senior Secured Noteholders and, solely to the extent affecting the treatment of general unsecured creditors as set forth in the Plan, reasonably acceptable to the Creditors’ Committee, including the following: (a) the New Organizational Documents (including the form of the New GMXR Agreement), (b) the form of New Shareholders Agreement, (c) the form of Management Incentive Plan, (d) the identity and affiliations of any Person proposed to serve on the Reorganized GMXR Board or to be an officer of each Reorganized Debtor, (e) the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors, and (f) the Exit Facility term sheet and/or Exit Facility Credit Agreement. The Plan Supplement shall also include the Trust Agreement. Any reference to the Plan Supplement in this Plan shall include each of the documents identified above.
“Plan Support Agreement” means the agreement, dated as of September 30, 2013 (as it may be amended from time to time), among the Debtors, the Consenting Senior Secured Noteholders and the Creditors’ Committee, to support and (as applicable) vote in favor of this Plan in accordance with the terms thereof.
“Postpetition Interest” means interest accruing after the Commencement Date on a Claim.
“Post-Reorganization Contribution” has the meaning ascribed to it in Section 4.07.
“Preferred Series A Trust Interests” means the first priority beneficial interests in the Creditor Trust to be distributed to Holders of DIP Facility Claims at such Holders’ election if the Class of Holders of General Unsecured Claims votes to reject the Plan.
“Preferred Series B Trust Interests” means the second priority beneficial interests in the Creditor Trust to be distributed to Holders of Senior Secured Notes Adequate Protection Claims (if any) if the Class of Holders of General Unsecured Claims votes to reject the Plan.
“Preferred Trust Interests” means collectively, the Preferred Series A Trust Interests and the Preferred Series B Trust Interests.
“Priority Tax Claim” means any Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.
“Priority Non-Tax Claim” means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.
“Pro Rata” means, at any time, the proportion that the Face Amount of an Allowed Claim in a particular Class bears to the aggregate Face Amount of all Allowed Claims (plus Disputed Claims, but excluding Disallowed Claims) in that particular Class, unless the Plan provides otherwise.
“Professional” means a professional Person, as that term is used in sections 327 and 1103 of the Bankruptcy Code, but excluding, for the avoidance of doubt, the advisors and professionals for the Steering Committee, any member of the Steering Committee, the Senior Secured Notes Indenture Trustee, the DIP Agent and the Exit Facility Agent.
“Professional Fee Claim” means a Professional’s Claim for compensation or reimbursement of costs and expenses relating to services performed on and after the Commencement Date and before and including the Effective Date.

“Protected Persons” means (i) David C. Baggett, (ii) Opportune LLP, (iii) Michael J. Rohleder, (iv) Gary D. Jackson, (v) James A. Merrill, (vi) Harry C. Stahel, Jr., (vii) P. Darrel Hardy, (viii) Steven C. Craig, (ix) John Tucker McHugh, (x) G. Keith Leffel, (xi) Jefferies LLC, (xii) Andrews Kurth LLP, (xiii) Crowe & Dunlevy, (xiv) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (xv) McAfee & Taft, (xvi) Sandler O’Neill & Partners, L.P., (xvii) W.D. Von Gonten & Co., (xviii) the Senior Secured Notes Indenture Trustee, (xix) Faegre Baker Daniels LLP, (xx) GableGotwals, (xxi) the DIP Facility Agent, (xxii) Edwards Wildman Palmer LLP, (xxiii) Chatham Asset Management, LLC, (xxiv) GSO Capital Partners, (xxv) Omega Advisors, Inc., (xxvi) Whitebox Advisors LLC and (xxvii) with respect to each of the foregoing Entities in clauses (xxiii) through (xxvi), each of the foregoing Entities’ respective predecessors, successors and assigns subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, Advisors, representatives, management companies, fund advisors and advisory board members.
“Record Date for Plan Distribution” means, other than with respect to public securities, for purposes of receiving a Distribution under the Plan, the Confirmation Date or such other date as may be specified in the Confirmation Order.
“Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder thereof so as to leave such Claim Unimpaired; or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Commencement Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim (other than a Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder.
“Released Parties” means (i) each Holder of a Senior Secured Notes Claim, including each Consenting Senior Secured Noteholders, (ii) the Senior Secured Notes Indenture Trustee, in its capacity as such, (iii) the Second-Priority Notes Indenture Trustee, in its capacity as such, (iv) the Convertible Notes Indenture Trustee, in its capacity as such, (v)the Old Seior Notes Indenture Trustee, in its capacity as such, (vi) each member of the Creditors’ Committee, in each case, in its capacity as such, (vii) the DIP Lenders, Holders of DIP Facility Claims and the DIP Agent, in each case, in their capacity as such, (viii) each member of the Steering Committee, (ix) the Exit Facility Lenders and the Exit Facility Agent, in each case in their capacity as such, (x) the Creditors’ Committee and (xi) with respect to each of the foregoing Entities in clauses (i) through (xi), each of the foregoing Entities’ respective predecessors, successors and assigns subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, Advisors, representatives, management companies, fund advisors, advisory board members and other professionals, and such Persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such; and (xi) the Debtors’ and the Reorganized Debtors’ current officers and directors to the extent they are Protected Persons, employees and Advisors; provided, however, no party listed on Exhibit “A” to the Plan shall be a Released Party.

“Reorganized Debtors” means each of Reorganized GMXR and the Reorganized Subsidiaries, and “Reorganized Debtors” means all of them collectively.
“Reorganized GMXR” means GMXR, on and after the Effective Date.
“Reorganized GMXR Board” means the initial board of directors for Reorganized GMXR.
“Reorganized GMXR Common Stock” means all of the new common stock authorized by the Plan to be issued by Reorganized GMXR on the Effective Date.
“Reorganized GMXR Organizational Documents ” means such certificates or articles of incorporation, operating agreement, by-laws, or such other applicable formation and governance documents of Reorganized GMXR, certain forms of which will be included in the Plan Supplement, each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.
“Reorganized Subsidiaries” means the Debtor Subsidiaries, on and after the Effective Date.
“Restructuring Transactions” means collectively, the transactions and transfers described in Article V of the Plan.
“Sale Transaction” means the proposed sale of substantially all of the Debtors’ assets to GMXR Acquisition LLC, as Purchaser, pursuant to that certain Asset Purchase Agreement dated May 15, 2013, as it may be amended or supplemented from time to time (including modifications or updates to any schedules or exhibits attached thereto), among GMXR, Diamond Blue, and Endeavor, as the Sellers, GMXR Acquisition LLC, as Purchaser, and U.S. Bank National Association, exclusively in its capacity as Trustee and Collateral Agent.
“Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.
“Second-Priority Notes” means the senior secured second-priority notes due 2018 issued pursuant to the Second-Priority Notes Indenture.
“Second-Priority Notes Claim” means any Claim against the Debtors arising under the Second-Priority Notes, the Second-Priority Notes Indenture or any ancillary agreement.
“Second-Priority Notes Indenture” means the Indenture dated as of September 19, 2012, and any and all supplements and amendments thereto, between GMXR, as issuer, and American Stock Transfer & Trust Company, LLC, as successor to U.S. Bank National Association, as trustee and collateral agent.
“Second-Priority Notes Indenture Trustee” means American Stock Transfer & Trust Company, LLC, as successor to U.S. Bank National Association, as trustee and collateral agent.
“Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended.
“Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is secured by a right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed as “Secured” pursuant to the Plan.
“Senior Secured Notes” means the Senior Secured Notes Series A due 2017 and the Senior Secured Notes Series B due 2017 issued pursuant to the Senior Secured Notes Indenture.
“Senior Secured Notes Adequate Protection Claims” means any super-priority administrative expense claims against the Debtors’ estates on a joint and several basis, senior to all other super-priority claims and other administrative expense claims except as set forth in the Final DIP Order granted to the Senior Secured Notes Indenture Trustee, for the benefit of itself and the secured parties under the Senior Secured Notes Indenture and ancillary documents pursuant to the Final DIP Order.
“Senior Secured Notes Claim” means any Claim against the Debtors arising under the Senior Secured Notes, the Senior Secured Notes Indenture or any ancillary agreement, other than the Senior Secured Notes Guaranty. This claim has been allowed by order of the Bankruptcy Court in the amount of $402,363,309.00 (exclusive of post-petition interest, fees and expenses) consisting of (i) principal and accrued interest owing on the Senior Secured Notes as of the Commencement Date in the amount of $336,276,571.00 and (ii) the Applicable Premium in the amount of $66,086,738.00.
“Senior Secured Noteholder Secured Claim” means the Allowed Secured portion of the Senior Secured Notes Claim, the value of which was determined to be $338,000,000.00 based on the highest and otherwise best bid received by the Debtors at the auction held on August 28, 2013 with respect to the Sale Transaction.
“Senior Secured Notes Deficiency Claim” means the Allowed General Unsecured Claim portion of the Senior Secured Notes Claim in an amount equal to $64,363,309.00.
“Senior Secured Notes Guaranty” means the guaranty of Diamond Blue and Endeavor of GMXR’s obligations under the Senior Secured Notes and the Senior Secured Notes Indenture.
“Senior Secured Notes Guaranty Claim” means any Claim against Diamond Blue or Endeavor arising under the Senior Secured Notes Guaranty.
“Senior Secured Notes Indenture” means the Indenture dated as of December 19, 2011, and any and all supplements and amendments thereto, among GMXR, as issuer, and Endeavor and Diamond Blue, as subsidiary guarantors, and U.S. Bank National Association, as trustee and collateral agent.
“Senior Secured Notes Indenture Trustee” means U.S. Bank National Association, as trustee and collateral agent.
“Solicitation” means the solicitation by the Debtors of votes on the Plan from Holders of Claims entitled to vote on the Plan pursuant to section 1126(b) of the Bankruptcy Code.
“Solicitation Agent” means Epiq Bankruptcy Solutions, LLC.
“Solicitation Package” means the Ballot and other documents approved by the Bankruptcy Court to be sent to Holders of Claims entitled to vote on the Plan pursuant to section 1126(b) of the Bankruptcy Code, including, without limitation, the letter of support from the Creditors’ Committee recommending that Holders of General Unsecured Claims vote in favor of the Plan.

“Steering Committee” means the informal committee comprised of the Consenting Senior Secured Noteholders.
“Tax Code” means the Internal Revenue Code of 1986, as amended.
“Trustee” means the trustee of the Creditor Trust.
“Trust Agreement” means the agreement governing the Creditor Trust dated as of the Effective Date, substantially in the form included in the Plan Supplement.
“Trust Certificates” means the Certificates evidencing the Trust Interests.
“Trust Claims Reserve” shall have the meaning set forth in Section 5.02(n)(ii)(D).
“Trust Interests” means collectively, the Preferred Trust Interests (if any) and the Common Trust Interests.
“Unexpired Lease” shall mean a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
“Value” means when used in reference to (1) each New GMXR Interest, the quotient of (x) $338,000,000.00 and (y) the total number of New GMXR Interests outstanding after the Consummation of the Plan and after the Post-Reorganization Contribution (excluding any Management Interests) and (2) each share of Reorganized GMXR Common Stock, the quotient of (x) the Value of the New GMXR Interests to be held directly or indirectly by Reorganized GMXR after the Consummation of the Plan and after the Post-Reorganization Contribution as determined pursuant to clause (1) hereof, and (y) the total number of shares of Reorganized GMXR Common Stock outstanding immediately after the Consummation of the Plan and the Post-Reorganization Contribution.
“Voting Record Date” means the date established by the Bankruptcy Court that identifies those Holders entitled to vote for acceptance or rejection of the Plan.
“VPP Documents” shall mean the UCC-1 financing statement filed December 15, 2011 with respect to the VPP Mortgage; the Purchase and Sale Agreement between GMX Resources Inc. and EDF Trading North America, LLC, dated as of December 8, 2011; the Conveyance of Term Overriding Royalty Interest from GMX Resources Inc. to EDF Trading North America, LLC, dated as of December 8, 2011 and as amended from time to time; the Production and Marketing Agreement between GMX Resources Inc. and EDF Trading North America, LLC, dated as of December 8, 2011; the Services Agreement between Endeavor Pipeline Inc. and EDF Trading North America, LLC, dated as of December 8, 2011; and the Services Agreement between Endeavor Gathering, LLC, EDF Trading North America, LLC, GMX Resources Inc. and Endeavor Pipeline Inc., dated as of December 8, 2011.
“VPP Mortgage” shall mean the Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from GMX Resources, Inc., Mortgagor, to Jeffrey A. Schlegel, Trustee and EDF Trading North America, LLC, Mortgagee, dated as of December 8, 2011.
“Unimpaired” means, with respect to a Claim (or Class of Claims), a Claim (or Class of Claims) that is not impaired within the meaning of section 1124 of the Bankruptcy Code.
“Unimpaired Class” means each of Classes 2, 3 and 7, as set forth in Article III of the Plan.

“U.S. Trustee” means the United States Trustee for the Western District of Oklahoma.
1.02    Scope of Definitions; Rules of Construction; Rules of Interpretation; Computation of Time.
a)Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule, or exhibit references in this Plan are to the respective section in, article of, or schedule or exhibit to this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein. A term used in this Plan that is not defined in this Plan shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to this Plan. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

b)In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions. Any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan. Any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s legal successors and assigns.

c)This Plan is the product of extensive discussions and arm’s-length negotiations between and among the Debtors, the Steering Committee, the DIP Lenders and the Creditors’ Committee. Each of the foregoing was represented by counsel who either (i) participated in the formulation and documentation of or (ii) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the other relevant and necessary documents ancillary thereto, as applicable. The documentation related to the Restructuring Transactions, the Plan and Disclosure Statement shall not be construed against the drafter. To the extent that the provisions of this Plan conflict or are inconsistent with the provisions set forth in any document in the Plan Supplement, the terms of the Plan Supplement document, as applicable, shall govern.

d)All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II
ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, including DIP Facility Claims and Priority Tax Claims are not classified and are not entitled to vote on this Plan.
2.01    Administrative Claims.

a)Administrative Claims (Excluding DIP Facility Claims). Except to the extent that any Entity entitled to payment of any Allowed Administrative Claim agrees to a less favorable or different treatment or as otherwise expressly provided elsewhere in this Article II, each Holder of an Allowed Administrative Claim against any Debtor shall receive Cash equal to the unpaid portion of its Allowed Administrative Claim, on the latest of (a) the Effective Date, (b) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (c) the date on which its Administrative Claim becomes payable under any agreement relating thereto, or as soon thereafter as is reasonably practicable. Notwithstanding the foregoing, any Allowed Administrative Claim based on a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors’ businesses, in accordance with the terms and conditions of any agreement relating thereto or upon such other terms as may be agreed upon between the Holder of such Claim and the Debtors, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court.

b)DIP Facility Claims. In full and final satisfaction, settlement, release, and discharge of and in exchange for release of all DIP Facility Claims, on the Effective Date, the DIP Facility Claims shall be paid in full and in Cash or refinanced by or converted into the Exit Facility in accordance with the terms of the Exit Facility Credit Agreement; provided that if the Class of Holders of General Unsecured Claims votes to reject the Plan, the Holders of DIP Facility Claims may elect to receive, either in whole or in part on account of such DIP Facility Claims, Preferred Series A Trust Interests.

c)Professional Compensation.

i)Deadlines. All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors, the Creditors’ Committee, or to such other Entities as to which the foregoing sections apply, prior to the Effective Date must be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel and counsel to the Steering Committee no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and counsel to the Steering Committee and the requesting Professional or other Entity, no later than twenty one (21) days (or such other period as may be allowed by order of the Bankruptcy Court or as otherwise agreed to between the parties) after the date on which the applicable application for compensation or reimbursement was served. For the avoidance of doubt, this Section 2.01(c) of the Plan shall not apply to any fees and expenses (including attorneys’ fees and fees for other retained professionals, advisors and consultants) of the Steering Committee, any member of the Steering Committee, the Senior Secured Notes Indenture Trustee, the DIP Facility Agent and the Exit Facility Agent incurred in connection with these Chapter 11 Cases, the negotiation and formulation of the Plan, DIP Facility Agreement, Exit Facility and related documents and all transactions set forth herein or necessary to implement and consummate the Plan (whether incurred before or after the Commencement Date).

ii)Treatment. Except as set forth in Section 2.01(c)(iii), Professional Fee Claims shall be paid in full in Cash by the Reorganized Debtors in such amount as is Allowed by the Bankruptcy Court on the date such Professional Fee Claim becomes an Allowed Professional Fee Claim, or as soon as reasonably practicable thereafter. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

iii)Creditors’ Committee Professionals. Upon the Confirmation Date, notwithstanding the provisions of the Final DIP Order to the contrary, and notwithstanding whether the Class of Holders of General Unsecured Claims votes to accept or reject the Plan, the fees and expenses incurred by the Creditors’ Committee Professionals through September 20, 2013 in these Chapter 11 Cases and Allowed by the Bankruptcy Court shall be paid in full by the Debtors. The Debtors and DIP Lenders shall be deemed to withdraw any previous objections to the fees and expenses incurred by the Creditors’ Committee Professionals prior to September 20, 2013. The Allowed fees and expenses incurred by the Creditors’ Committee Professionals in these Chapter 11 Cases after September 20, 2013 shall be paid by the Reorganized Debtors in the ordinary course pursuant to the Amended Order Establishing Procedures for the Interim Compensation of Professionals [Docket No. 302], but subject to a cap that has been mutually agreed to among the Debtors, the Steering Committee and the Creditors’ Committee, and the Debtors shall not pay the Creditors’ Committee Professionals for any fees or expenses in excess of this cap unless otherwise agreed to by the Debtors and the Steering Committee.

d)Administrative Claim Bar Date; Objections. Holders of asserted Administrative Claims (other than Administrative Claims paid in the ordinary course of business pursuant to Section 2.01(a) hereof, Professional Fee Claims, or Claims for U.S. Trustee fees) must file an application for payment of administrative expense claim with the Bankruptcy Court and serve it on the Reorganized Debtors and their counsel no later than forty-five (45) days after the Effective Date (the “Administrative Claims Bar Date”) or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(1) shall set forth such date and constitute notice of the Administrative Claims Bar Date, and the Debtors or the Reorganized Debtors, as the case may be, shall have ninety (90) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims. All such objections shall be litigated to Final Order; provided, however, that the Debtors or the Reorganized Debtors, as the case may be, may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Administrative Claims.

e)U.S. Trustee Fees. All fees payable under section 1930 of title 28 of the United States Code shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

f)Senior Secured Notes Adequate Protection Claims. Other than with respect to the payment of the reasonable fees and expenses (including attorney’s fees and fees for any other professional, advisors and consultants) of the Steering Committee, the members of the Steering Committee and the Senior Secured Indenture Trustee, the Senior Secured Notes Adequate Protection Claims (if any) need not be asserted against the Debtors or the Reorganized Debtors prior to the Confirmation Date; provided that if the Class of Holders of General Unsecured Claims votes to reject the Plan, the Holders of the Senior Secured Notes Adequate Protection Claims (if any) shall assert such Claim within thirty (30) days of the Effective Date, and receive their Pro Rata share of Preferred Series B Trust Interests to the extent such Senior Secured Notes Adequate Protection Claims are Allowed and not otherwise paid in full in Cash on the Effective Date.

2.02    Priority Tax Claims. Except to the extent that a Holder of a Priority Tax Claim agrees to a less favorable or different treatment, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, on the later of (a) the Effective Date or (b) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim against any Debtor shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, at the option of the Debtors, with the consent of the Consenting Senior Secured Noteholders, (x) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (y) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Commencement Date, or (y) such other treatment as to which the Reorganized Debtors and such Holder shall have agreed upon in writing.

The Holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be treated as a General Unsecured Claim in Class 4.

ARTICLE III
CLASSIFICATION AND TREATMENT OF
CLAIMS AND EQUITY INTERESTS
3.01    Introduction. This Plan places all Claims and Equity Interests, except unclassified Claims provided for in Article II, in the Classes listed below. A Claim or Equity Interest is placed in a particular Class only to the extent that it falls within the description of that Class, and is classified in any other Class to the extent that any portion thereof falls within the description of such other Class. A Claim is classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

3.02    Summary of Classes. The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) Impaired or Unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan, and (iii) deemed to reject the Plan:

Class	Designation	Impairment	Entitled to Vote
Class 1	Senior Secured Noteholder Secured Claim	Impaired	Yes
Class 2	Other Secured Claims	Unimpaired	No
Class 3	Priority Non-Tax Claims	Unimpaired	No
Class 4	General Unsecured Claims	Impaired	Yes
Class 5	Intercompany Claims	Impaired	No (deemed to reject)
Class 6	Equity Interests in GMXR	Impaired	No (deemed to reject)
Class 7	Equity Interests in Debtor Subsidiaries	Unimpaired	No

For convenience of identification, the Plan classifies the Other Secured Claims in Class 2 as a single Class.

ARTICLE IV
TREATMENT OF CLAIMS AND EQUITY INTERESTS
4.01    Class 1 - Senior Secured Noteholder Secured Claim.

Class 1 consists of Senior Secured Noteholder Secured Claims. The Senior Secured Noteholder Secured Claims shall be deemed Allowed in the amount of $338,000,000.00.

Except to the extent that a Holder of a Senior Secured Noteholder Secured Claim shall have agreed in writing to a less favorable or different treatment, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Senior Secured Noteholder Secured Claim shall receive, in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed Senior Secured Noteholder Secured Claim a number of shares of Reorganized GMXR Common Stock with a Value equal to the lesser of (A) 100% of the Face Amount of such Holder’s Allowed Senior Secured Noteholder Secured Claim and (B) the greater of either (i) 27% of the Face Amount such Holder’s Allowed Senior Secured Noteholder Secured Claim or (ii) 4.9% of the outstanding Reorganized GMXR Common Stock as of the Effective Date; provided, that, with respect to each Holder of a Senior Secured Noteholder Secured Claim that is managed by a member of the Steering Committee clause (ii) shall be applied to the claims held by all Holders of Senior Secured Noteholder Secured Claims managed by that Steering Committee member in the aggregate, so that for any such Holder of a Senior Secured Noteholder Secured Claim clause (ii) shall instead be an amount equal to the product of (X) 4.9% of the outstanding Reorganized GMXR Common Stock as of the Effective Date and (Y) an amount expressed as a percentage equal to the amount of Allowed Senior Secured Noteholder Secured Claims held by such Holder divided by the total amount of Allowed Senior Secured Noteholder Secured Claims held by Holders of Senior Secured Noteholder Secured Claims managed by such member of the Steering Committee; provided, further, that in the case of any Holder that demonstrates to the satisfaction of GMXR prior to the Confirmation Date that, without regard to this proviso, such Holder would exchange less than all of its Senior Secured Noteholder Secured Claims that are described in Section 382(l)(5)(E)(i) of the Tax Code (“Old and Cold Senior Secured Notes Claims”), then the amount of Reorganized GMXR Common Stock that such Holder receives shall be increased so that such Holder receives Reorganized GMXR Common Stock in exchange for all of its Old and Cold Senior Secured Notes Claims. If the Value of the Reorganized GMXR Common Stock received by a Holder of an Allowed Senior Secured Noteholder Secured Claim pursuant to subsection (B) of the preceding sentence is less than the Face Amount of such Holder’s Allowed Senior Secured Noteholder Secured Claim, such Holder will receive a number of New GMXR Interests with a Value equal to the Face Amount of such Holder’s Allowed Senior Secured Noteholder Secured Claim in excess of the Value of the Reorganized GMXR Common Stock received by a Holder of an Allowed Senior Secured Noteholder Secured Claim pursuant to subsection (B) of the preceding sentence. The Reorganized GMXR Common Stock and the New GMXR Interests issued pursuant to this Section 4.01 shall be subject to dilution, directly and indirectly, on account of the Management Interests to be issued pursuant to the Management Incentive Plan.
Each Holder of an Allowed Senior Secured Noteholder Secured Claim, as a condition precedent to receiving its respective share of such distribution of Reorganized GMXR Common Stock and New GMXR Interests, as applicable, shall be required to execute the New Shareholders Agreement and the New GMXR Agreement, as applicable, by delivering to Reorganized GMXR and New GMXR, as applicable, an executed counterpart signature page to the New Shareholders Agreement and/or the New GMXR Agreement. The terms and rights of the Reorganized GMXR Common Stock and the New GMXR Interests will be more fully described in the Plan Supplement.
Class 1 is Impaired by the Plan. Each Holder of the Senior Secured Noteholder Secured Claim in Class 1 is entitled to vote to accept or reject the Plan.
For the avoidance of doubt, the Senior Secured Notes Deficiency Claim shall be treated as provided below in Section 4.04.
4.02    Class 2 - Other Secured Claims. Except to the extent a Holder of an Allowed Other Secured Claim agrees to a less favorable or different treatment, on the latest of (x) the Effective Date, (y) the date on which an Other Secured Claim becomes an Allowed Other Secured Claim, and (z) such other date as may be ordered by the Bankruptcy Court, or, in each case, as soon as reasonably practicable thereafter, each

Allowed Other Secured Claim shall be, at the election of the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors, as applicable: (i) Reinstated, (ii) paid in Cash, in full satisfaction, settlement, release and discharge of such Allowed Other Secured Claim, (iii) satisfied by the Debtors’ surrender of the collateral securing such Allowed Other Secured Claim, or (iv) offset against, and to the extent of, the Debtors’ claims against the Holder of such Allowed Other Secured Claim.

Class 2 is Unimpaired by the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Other Secured Claim in Class 2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
4.03    Class 3 - Priority Non-Tax Claims. Except to the extent that a Holder of an Priority Non-Tax Claim agrees to a less favorable or different treatment, each Holder of an unpaid Allowed Priority Non-Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Non-Tax Claim, Cash equal to the full amount of its Allowed Priority Non-Tax Claim on the Distribution Date or such later date as agreed by the Holder and the Debtors or Reorganized Debtors.

Class 3 is Unimpaired by the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Priority Non-Tax Claim in Class 3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
4.04    Class 4 - General Unsecured Claims.

Class 4 consists of General Unsecured Claims, including, but not limited to, the Senior Secured Notes Deficiency Claim, the Convertible Notes Claims, the Old Senior Notes Claims, the Old Senior Notes Guaranty Claims, the Second-Priority Notes Claims and any other Claims secured by a Lien that is junior in priority to the Liens securing the Senior Secured Notes Claims.
Except to the extent a Holder of an Allowed General Unsecured Claim agrees to a less favorable or different treatment, on or as soon as reasonably practicable after the Effective Date, the Holders of Allowed General Unsecured Claims shall receive their Pro Rata share of the (i) Common Trust Interests and (ii) Cash Distribution, in accordance with the terms of the Trust Agreement; provided that the Holders of General Unsecured Claims shall only receive the Cash Distribution if the Class of Holders of General Unsecured Claims votes to accept the Plan. The Holders of the Senior Secured Notes Claims shall receive no recovery on account of the Senior Secured Notes Deficiency Claim or the Senior Secured Notes Adequate Protection Claims, which Claims shall be deemed to be waived, if the Class of Holders of General Unsecured Claims votes to accept the Plan. On the Effective Date, or as soon as reasonably practicable thereafter, if the Class of Holders of General Unsecured Claims votes to accept the Plan, the Trustee shall distribute a portion of the Cash Distribution in the aggregate amount set forth in the Trust Agreement Pro Rata to Holders of Allowed General Unsecured Claims, other than the Senior Secured Notes Deficiency Claim and the Senior Secured Notes Adequate Protection Claims, in accordance with the Trust Agreement. For the avoidance of doubt, if the Class of Holders of General Unsecured Claims votes to accept the Plan, neither the Steering Committee nor its professionals, the Holders of DIP Facility Claims, nor the Holders of Senior Secured Notes Adequate Protection Claims (if any) shall receive any portion of the Cash Distribution and none of the Preferred Trust Interests shall be issued or distributed.
If the Class of Holders of General Unsecured Claims votes to reject the Plan, on or as soon as reasonably practicable after the Effective Date, the Holders of Allowed General Unsecured Claims (including Holders of the Senior Secured Notes Deficiency Claim) shall receive their Pro Rata share of Common Trust Interests; provided that the Holders of DIP Facility Claims shall receive the Preferred Series A Trust Interests and

Holders of Senior Secured Notes Adequate Protection Claims shall receive the Preferred Series B Trust Interests.
Class 4 is Impaired by the Plan. Each Holder of an Allowed General Unsecured Claim in Class 4 is entitled to vote to accept or reject the Plan.
4.05    Class 5 - Intercompany Claims. At the option of the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors, as applicable, or as otherwise required by the Bankruptcy Court in connection with confirmation of the Plan, each Intercompany Claim shall be, either (i) Reinstated, in full or in part, and treated in the ordinary course of business, or (ii) eliminated in full or in part by offset, distribution, cancellation, assumption or contribution of such Intercompany Claim or otherwise; provided, however, that any election by the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors hereunder shall not impact any recoveries under this Plan. The holders of Intercompany Claims shall not receive or retain any property on account of such Intercompany Claims to the extent such claim is cancelled and discharged as provided herein.

Class 5 is Impaired by the Plan. Pursuant to Section 1126(g) of the Bankruptcy Code, each Holder of an Intercompany Claim in Class 5 is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.
4.06    Class 6 - Equity Interests in GMXR. On the Effective Date, all rights and interests of Holders of GMXR Equity Interests shall be terminated, and the Holders of GMXR Equity Interests shall not receive or retain any property or interest in property on account of their GMXR Equity Interests. On or promptly after the Effective Date, the Debtors on behalf of GMXR will file with the United States Securities and Exchange Commission a Form 15 for the purpose of terminating the registration of its publicly traded securities under the Exchange Act.

Class 6 is Impaired by the Plan. Pursuant to Section 1126(g) of the Bankruptcy Code, each Holder of an Equity Interest in GMXR in Class 6 is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.
After giving effect to the termination of the rights and interests of the Holders of GMXR Equity Interests, the Reorganized Debtors’ books and records and Reorganized GMXR Organizational Documents shall reflect that such GMXR Equity Interests are no longer authorized or outstanding.
4.07    Class 7 - Equity Interests in Debtor Subsidiaries. The Holders of Equity Interests in the Debtor Subsidiaries shall receive no Distribution or recovery on account of their existing Equity Interests in the Debtor Subsidiaries. Rather, on the Effective Date, equity interests in the Debtor Subsidiaries will be held directly by Reorganized GMXR for the benefit of the Holders of Reorganized GMXR Common Stock. After the Effective Date, but no later than 15 Business Days after the Effective Date, the Reorganized Subsidiaries shall contribute their assets to New GMXR in exchange for New GMXR Interests to be issued to the Reorganized Subsidiaries (the “Post-Reorganization Contribution”). After the Post-Reorganization Contribution, New GMXR shall own 100% of the assets of the Reorganized Subsidiaries.

Class 7 is Unimpaired by the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each Holder of an Equity Interest in Debtor Subsidiaries in Class 7 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
4.08    Allowed Claims. Notwithstanding any provision herein to the contrary, the Debtors, Reorganized Debtors or Trustee shall only make Distributions on account of Allowed Claims. A Claim that is Disputed by the Debtors as to its amount only shall be deemed Allowed in the amount the Debtors admit owing and Disputed as to the remainder.

4.09    Postpetition Interest. Except as otherwise explicitly provided in this Plan, in section 506(b) of the Bankruptcy Code, or by Final Order, no Holder of a prepetition Claim shall be entitled to or receive postpetition interest or fees relating to such Claim.

4.10    Allocation. The value of any Reorganized GMXR Common Stock or New GMXR Interests received by Holders of Claims in satisfaction of interest-bearing obligations shall be allocated first to the full satisfaction of the principal amount of such interest-bearing obligations and second in satisfaction of any accrued and unpaid interest.

The Confirmation Order shall provide that any Reorganized GMXR Common Stock received by any Holder of an Allowed Senior Secured Noteholder Secured Claim will be received in exchange for its earliest acquired Series A Notes (treating for this purpose, the acquisition date of any Series A Notes acquired in the December 2011 exchange offer as the acquisition date of any Old Senior Notes that were exchanged for Series A Notes therefor in the exchange offer in December 2011), and any New GMXR Interests received by any Holder of an Allowed Senior Secured Noteholder Secured Claim as received in exchange for the most recently acquired Senior Secured Notes held by such Holder. Reorganized GMXR and each Holder of an Allowed Senior Secured Noteholder Secured Claim shall report consistently with such treatment for all tax purposes, unless otherwise required by a change in applicable tax law.
4.11    Special Provision Governing Unimpaired Claims. Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

4.12    Controversy Concerning Impairment. If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE V
MEANS FOR IMPLEMENTATION OF THIS PLAN
5.01    Substantive Consolidation. Entry of the Confirmation Order shall constitute approval of a motion requesting the substantive consolidation of the Debtors into a single entity for Distribution and voting purposes only. On and after the Effective Date, (i) no Distributions shall be made under the Plan on account of Intercompany Claims, and (ii) all guarantees by the Debtors of the obligations of any other Debtor, including the Senior Secured Notes Guaranty and the Old Senior Notes Guaranty, shall be eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of the Debtors shall be one obligation.

5.02    The Creditor Trust.

a)Establishment of the Creditor Trust. The Creditor Trust shall be established for the benefit of the Holders of Allowed General Unsecured Claims (not including the Senior Secured Notes Deficiency Claim); provided that if the Class of Holders of General Unsecured Claims votes to reject the Plan, then for the benefit of (a) the Holders of DIP Facility Claims that elect to receive Preferred Series A Trust Interests, (b) the Holders of Allowed Senior Secured Notes Adequate Protection Claims (if any) that receive Preferred Series B Trust Interests, and (c) Holders of Allowed General Unsecured Claims (including the Senior Secured Notes Deficiency Claims). This Section 5.02 sets forth certain of the rights, duties, and obligations of the Trustee. In the event of any conflict between the terms of this Section 5.02 and the terms of the Trust Agreement, the terms of the Trust Agreement shall govern.

b)Execution of Trust Agreement. On the Effective Date, the Trust Agreement shall be executed, and all other necessary steps shall be taken to establish the Creditor Trust and the beneficial interests therein, which shall be for the benefit of the Holders of Claims described in Section 5.02(a). If the Class of Holders of General Unsecured Claims votes to accept the Plan, the form of the Trust Agreement and related ancillary documents shall be acceptable solely to the Creditors’ Committee, subject only to Bankruptcy Court approval at the Confirmation Hearing; provided that, if the Class of Holders of General Unsecured Claims votes to reject the Plan, such documents must be mutually acceptable to the Debtors, the Consenting Senior Secured Noteholders and the Creditors’ Committee.

c)Purpose of the Creditor Trust. The Creditor Trust shall be established for the sole purpose of liquidating and distributing its assets to the Holders of interests in the Creditor Trust, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or to engage in the conduct of a trade or business. The Creditor Trust, through the Trustee, shall (i) collect and reduce the assets of the Creditor Trust to Cash, (ii) prosecute, settle and otherwise administer the Causes of Action and Avoidance Actions listed on Exhibit A as more fully set forth in Section 5.02(f), (iii) make Distributions to the beneficiaries of the Creditors Trust in accordance with the Plan and Trust Agreement and (iv) take all such actions as are reasonably necessary to accomplish the purpose hereof, as more fully provided in the Trust Agreement.

d)Creditor Trust Assets. The Creditor Trust shall consist of the Creditor Trust Assets. Any Cash or other property received from third parties from the prosecution, settlement, or compromise of any Cause of Action or Avoidance Action listed on Exhibit A shall constitute Creditor Trust Assets for purposes of Distributions under the Creditor Trust. On the Effective Date, the Creditor Trust Assets shall automatically vest in the Creditor Trust, free and clear of all Liens, Claims and encumbrances, except to the extent otherwise provided herein.

e)Governance of the Creditor Trust. The Creditor Trust shall be governed by the Trustee in accordance with the Trust Agreement and consistent with the Plan.

f)The Trustee. If the Class of Holders of General Unsecured Claims votes to accept the Plan, the Creditors’ Committee shall select the Trustee, subject only to Court approval at the Confirmation Hearing. If the Class of Holders of General Unsecured Claims votes to reject the Plan, the Trustee shall be selected jointly by the Debtors, the Steering Committee and the Creditors’ Committee. With respect to the Creditor Trust Assets, the Trustee shall be a representative of the estates pursuant to section 1123(a)(5)(B) and 1123(b)(3)(B) of the Bankruptcy Code. The Trustee may prosecute, settle and otherwise administer the Causes of Action and Avoidance Actions listed on Exhibit A on behalf of the Creditor Trust, without the need for Bankruptcy Court approval or any other notice or approval, except as set forth in the Trust Agreement, and shall also be responsible for objecting to (i) the amount of any Senior Secured Notes Adequate Protection Claims, but only if the Class of Holders of General Unsecured Claims votes to reject the Plan and (ii) Claims filed against the Debtors’ Estates that purport to qualify as General Unsecured Claims under the terms of the Plan, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code; provided however, that if the Class of General Unsecured Claims votes to reject the Plan, the Trustee may not object to the amount of the Senior Secured Notes Deficiency Claim; and provided further, however, that notwithstanding any section 502(d) objection, the Trustee shall not bring any Claim or Cause of Action against any Protected

Person or Released Party for an Avoidance Action. The Trustee shall be exempt from giving any bond or other security in any jurisdiction.

g)Nontransferability of Creditor Trust Interests. The beneficial interests in the Creditor Trust shall not be transferable (except as otherwise provided in the Trust Agreement).

h)Cash. Pending distribution, the Trustee may invest Creditor Trust Assets only in Cash and Government securities (as defined in section 2(a)(16) of the Investment Company Act of 1940, as amended); provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

i)Costs and Expenses of the Trustee. The costs and expenses of the Creditor Trust, including the fees and expenses of the Trustee and his, her or its retained professionals, shall be paid only out of the Creditor Trust Assets.

j)Compensation of the Trustee. The Trustee shall be entitled to reasonable compensation paid exclusively from the Creditor Trust Assets.

k)Distribution of Creditor Trust Assets. The Trustee shall distribute Cash to the Creditor Trust beneficiaries in accordance with the Trust Agreement, beginning on the Effective Date or as soon thereafter as is practicable, from the liquidated Creditor Trust Assets on hand (i) if the Class of Holders of General Unsecured Claims votes to accept the Plan, to the Holders of Allowed General Unsecured Claims (not including the Senior Secured Notes Deficiency Claim) on account of the Common Trust Interests on a Pro Rata basis or (ii) if the Class of Holders of General Unsecured Claims votes to reject the Plan, then any Distributions shall be distributed as follows, (A) first, to be Holders of DIP Facility Claims that elect to receive Preferred Series A Trust Interests on a Pro Rata basis until the amount of DIP Facility Claims converted to Preferred Series A Trust Interests are paid in full, (B) second, to the Holders of Senior Secured Notes Adequate Protection Claims (if any) on account of the Preferred Series B Trust Interests on a Pro Rata basis until the amount of Senior Secured Notes Adequate Protection Claims are determined and paid in full and (C) last, on a Pro Rata basis to the Holders of Allowed General Unsecured Claims (including the Senior Secured Notes Deficiency Claim) on account of the Common Trust Interests to the extent there are is any remaining Cash available for Distribution. For the avoidance of doubt, Holders of Common Trust Interests shall not receive any Distributions from the Creditor Trust unless and until (i) the Holders of Preferred Series A Trust Interests receive payment in full in an amount equal to the DIP Facility Claims that the Holders thereof elected to receive in Preferred Series A Trust Interests and (ii) the amount of the Senior Secured Notes Adequate Protection Claims is determined and Allowed and Holders of Preferred Series B Trust Interests receive payment in full in an amount equal to the Allowed amount of the Senior Secured Notes Adequate Protection Claims.

The Trustee shall not distribute any amounts that would be distributable to a Holder of a Disputed Claim if such Disputed Claim had been Allowed, prior to the time of such Distribution (but only until such Claim is resolved). The Trustee shall be allowed to distribute amounts that (i) are reasonably necessary to meet contingent liabilities and to maintain the value of the Creditor Trust Assets, (ii) are necessary to pay reasonable expenses (including, but not limited to, any taxes imposed on the Creditor Trust or in respect of the Creditor Trust Assets), and (iii) are required to satisfy other liabilities incurred by the Creditor Trust in accordance with this Plan or the Trust Agreement. Distributions to Holders of the Senior Secured Notes Deficiency Claim (if any), Second-Priority Notes, the Old Senior Notes and the Convertible Notes shall be subject to any charging lien asserted by the applicable Indenture Trustee.

l)Trust Certificates. The Trust Interests shall not be represented by certificates, receipts, or in any other form or manner, except as maintained on the books and records of the Creditor Trust by the Trustee, as set forth in the Trust Agreement.

m)Retention of Professionals by the Trustee. The Trustee may retain and reasonably compensate counsel and other professionals out of the Creditor Trust Assets to assist in its duties as Trustee on such terms as the Trustee deems appropriate without Bankruptcy Court approval. The Trustee may retain any professional who represented parties in interest (including the Debtors or the Creditors’ Committee) in the Chapter 11 Cases.

n)Federal Income Tax Treatment of the Creditor Trust.

i)Creditor Trust Assets Treated as Owned by General Unsecured Creditors. For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Trustee, and the holders of beneficial interests in the Creditor Trust) shall treat the transfer of the Creditor Trust Assets to the Creditor Trust for the benefit of the beneficiaries thereof, whether Allowed on or after the Effective Date, as (A) a transfer of the Creditor Trust Assets directly to the holders in satisfaction of such DIP Facility Claims, Senior Secured Notes Adequate Protection Claims (if any) and/or General Unsecured Claims (other than to the extent allocable to Disputed General Unsecured Claims), as applicable, followed by (B) the transfer by such holders to the Creditor Trust of the Creditor Trust Assets in exchange for, beneficial interests in the Creditor Trust. Accordingly, the Holders of such DIP Facility Claims, Senior Secured Notes Adequate Protection Claims (if any) and/or General Unsecured Claims, as applicable, shall be treated for federal income tax purposes as the grantors and owners of their respective shares of the Creditor Trust Assets; provided that if Preferred Trust Interests are issued, the Creditor Trust may be required to be treated as a partnership for federal income tax purposes and the Holders of Common Trust Interests and Holders of Preferred Trust Interests will be treated as its partners.

ii)Tax Reporting.

A)If the Creditor Trust does not issue any Preferred Trust Interests, (i) the Trustee shall file income tax returns for the Creditor Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Section; (ii) the Trustee shall annually send to each record holder of a beneficial interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns; and (iii) the Creditor Trust’s taxable income, gain, loss, deduction, or credit will be allocated among the beneficial holders of the interests in the Creditor Trust in accordance with each holder’s relative beneficial interests in the Creditor Trust.

B)If the Creditor Trust issues any Preferred Trust Interests (i) unless the Trustee receives an opinion of counsel or private letter ruling from the IRS that the Creditor Trust should be treated as a grantor trust, the Trustee shall file income tax returns for the Creditor Trust as a partnership, (ii) the Trustee shall also annually send to each record holder of a beneficial interest a Schedule K-1 setting forth the holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns and (iii) the Creditor Trust’s taxable income, gain, loss, deduction, or credit will be allocated among the beneficial holders of the interests in the Creditor Trust in accordance with each holder’s relative beneficial interests in the Creditor Trust.

C)As soon as possible after the Effective Date, but in no event later than ninety (90) days after the Effective Date, the Trustee shall make a good faith valuation of the Creditor Trust Assets. Such valuation shall be made available from time to time, to the extent relevant, and used consistently by all parties (including, without limitation the, Debtors, the Trustee, and the Holders of DIP Facility Claims, Senior Secured Notes Adequate Protection Claims (if any) and/or Allowed General Unsecured Claims, as applicable) for all federal income tax purposes. The Trustee shall also file (or cause to be filed) any other statements, returns, or disclosures relating to the Creditor Trust that are required by any governmental unit.

D)Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Trustee), the Trustee shall (i) treat any Creditor Trust Assets allocable to, or retained on account of, Disputed General Unsecured Claims as held by one or more discrete trusts for federal income tax purposes (the “Trust Claims Reserve”), consisting of separate and independent shares to be established in respect of each Disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq.), (ii) treat as taxable income or loss of the Trust Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Creditor Trust that would have been allocated to the Holders of Disputed General Unsecured Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved), (iii) treat as a Distribution from the Trust Claims Reserve any increased amounts distributed by the Creditor Trust as a result of any Disputed General Unsecured Claims resolved earlier in the taxable year, to the extent such Distributions relate to taxable income or loss of the Trust Claims Reserve determined in accordance with the provisions hereof, and (iv) to the extent permitted by applicable laws report consistent with the foregoing for state and local income tax purposes. All Creditor Trust beneficiaries shall report, for tax purposes, consistent with the foregoing.

E)The Trustee shall be responsible for payments, out of the Creditor Trust Assets, of any taxes imposed on the Creditor Trust or the Creditor Trust Assets, including the Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed General Unsecured Claims in the Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed General Unsecured Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed General Unsecured Claims, or (ii) to the extent such Disputed General Unsecured Claims have subsequently been resolved, deducted from any amounts distributable by the Trustee as a result of the resolutions of such Disputed General Unsecured Claims.

F)The Trustee may request an expedited determination of taxes of the Creditor Trust, including the Trust Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Creditor Trust for all taxable periods through the dissolution of the Creditor Trust.

o)Dissolution. The Creditor Trust and the Trustee shall be discharged or dissolved, as the case may be, no later than the fifth anniversary of the Effective Date; provided, however, that, on or prior to the date that is ninety (90) days prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Creditor Trust if it is necessary to the liquidation of the Creditor Trust Assets. Notwithstanding the foregoing, multiple extensions may be obtained so long as Bankruptcy Court approval is obtained not less than ninety (90) days prior to the expiration of each extended term; provided, however, that in no event shall the term of the Creditor Trust extend past the tenth (10th) anniversary of the Effective Date; provided further that neither the Trust Agreement nor the continued existence of the Creditor

Trust shall prevent the Debtors from closing the Chapter 11 Cases pursuant to section 350 of the Bankruptcy Code and obtaining a final decree pursuant to Bankruptcy Rule 3022. The Creditor Trust may be terminated earlier than its scheduled termination if (i) the Bankruptcy Court has entered a Final Order closing all of or the last of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code and (ii) the Trustee has administered all Creditor Trust Assets and performed all other duties required by the Plan, the Confirmation Order, the Trust Agreement and the Creditor Trust. The Trustee shall not unduly prolong the duration of the Creditor Trust and shall at all times endeavor to resolve, settle or otherwise dispose of all claims that constitute Creditor Trust Assets and to effect the Distribution of the Creditor Trust Assets in accordance with the terms hereof and terminate the Creditor Trust as soon as practicable. Prior to and upon termination of the Creditor Trust, the Creditor Trust Assets will be distributed to the beneficiaries of Creditor Trust, pursuant to the provisions set forth in the Trust Agreement.

If at any time the Trustee determines that the expense of administering the Creditor Trust is likely to exceed the value of the Creditor Trust Assets, the Trustee shall have the authority to (i) donate any balance to a non-religious charitable organization exempt from federal income tax under section 501(c)(3) of the Tax Code that is unrelated to the Debtors and any insider of the Debtors and (ii) dissolve the Creditor Trust. If the aims or purposes of any charities satisfying the conditions of clause (i) above relate to benefiting the residents of Oklahoma City or surrounding areas affected by the 2013 tornadoes, then the Trustee shall choose any recipients of any donations from among such charities.
p)Indemnification of Trustee. The Trustee or the individuals comprising the Trustee, as the case may be, and the Trustee’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Trustee, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Trustee, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts. Any indemnification claim of the Trustee shall be satisfied exclusively from the Creditor Trust Assets. The Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals.

5.03    Exit Facility. On the Effective Date, the Reorganized Debtors shall be authorized to enter into the Exit Facility Credit Agreement and any ancillary documents necessary or appropriate to satisfy the conditions to effectiveness of the Exit Facility. The Confirmation Order shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility Credit Agreement and such other Exit Facility Credit Documents as the Exit Facility Lenders may reasonably require, subject to such modifications as the Debtors and the Consenting Senior Secured Noteholders may deem to be reasonably necessary to consummate the Exit Facility. The Reorganized Debtors may use the Exit Facility for any purpose permitted thereunder, including the payment in whole or in part of the DIP Facility Claims and, the funding of obligations under the Plan and satisfaction of the Reorganized Debtors’ ongoing working capital needs.

Upon the date the Exit Facility Credit Agreement becomes effective: (i) the Debtors and the Reorganized Debtors, as applicable, are authorized to execute and deliver the Exit Facility Credit Documents and perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, (ii) the Exit Facility Credit Documents shall constitute the legal, valid, and binding obligations of the Reorganized Debtors that are parties thereto, enforceable in accordance with their respective terms and (iii) no obligation, payment, transfer, or grant of security under the Exit Facility Credit Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff, or counterclaim. The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any Liens and security interests to secure the obligations under the Exit Facility Credit Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such Liens and security interests under the provisions of any applicable federal, state, provincial, or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the occurrence of the Effective Date, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.
5.04    General Settlement of Claims. As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan. Subject to Article V hereof, all Distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final.

5.05    Sources of Consideration for Plan Distributions. All Cash consideration necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments or Distributions on the Effective Date pursuant hereto shall be obtained from Cash on hand, including Cash derived from business operations, and proceeds under the DIP Facility Agreement and Exit Facility Credit Agreement.

All Distributions made by the Trustee to beneficiaries of the Creditor Trust shall be obtained only from the Creditor Trust Assets.
5.06    Issuance of New Equity Securities and Trust Interests.

a)Issuance of Reorganized GMXR Common Stock and New GMXR Interests. The issuance and Distribution of the Reorganized GMXR Common Stock and the New GMXR Interests pursuant to the Plan is authorized without the need for any further corporate, partnership or limited liability company action or without any further action by the Holders of Claims or Equity Interests.

All of the shares of Reorganized GMXR Common Stock and units or interests representing New GMXR Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each Distribution and issuance referred to in Article V hereof shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Entity receiving such Distribution or issuance.
On or before the Distribution Date, Reorganized GMXR shall issue the Reorganized GMXR Common Stock and New GMXR shall issue the New GMXR Interests for Distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.
b)New Shareholders Agreement. The Holders of Reorganized GMXR Common Stock shall be parties to the New Shareholders Agreement. The New Shareholders Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding and enforceable against the Holders of Reorganized

GMXR Common Stock (whether or not a party thereto) in accordance with its terms, and each Holder of Allowed Senior Secured Noteholder Secured Claims that receives Reorganized GMXR Common Stock shall be bound by the New Shareholders Agreement. The Holders of Senior Secured Noteholder Secured Claims shall be required to execute the New Shareholders Agreement before receiving their respective distributions of Reorganized GMXR Common Stock under the Plan.

c)New GMXR Agreement. The Holders of New GMXR Interests shall be parties to the New GMXR Agreement. The New GMXR Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding and enforceable against the Holders of New GMXR Interests (whether or not a party thereto) in accordance with its terms, and each Holder of Allowed Senior Secured Noteholder Secured Claims that receives New GMXR Interests shall be bound by the New GMXR Agreement. The Holders of Senior Secured Noteholder Secured Claims that receive New GMXR Interests under the Plan shall be required to execute the New GMXR Agreement before receiving their respective distributions of New GMXR Interests.

d)Issuance of Trust Interests. The issuance and Distribution of physical Trust Interests (if any) pursuant to the terms of the Trust Agreement is authorized without the need for any further corporate action or without any further action by the Holders of DIP Facility Claims, Senior Secured Notes Adequate Protection Claims and/or General Unsecured Claims, as applicable. All of the Trust Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. On the Distribution Date, the Trustee shall issue the Trust Interests for Distribution pursuant to the provisions hereof and the Trust Agreement. All Trust Interests to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed

5.07    Section 1145 Exemption. Section 1145 of the Bankruptcy Code shall be applicable to the issuance of the Reorganized GMXR Common Stock and the New GMXR Interests issued pursuant to this Plan, and, if appropriate, the Trust Interests. To the maximum extent permitted by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the Reorganized GMXR Common Stock and the New GMXR Interests, and, if appropriate, the Trust Interests, issued pursuant to this Plan and their transfer will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder, and any and all applicable state and local laws, rules, and regulations. In addition, under section 1145 of the Bankruptcy Code, the Reorganized GMXR Common Stock and the New GMXR Interests contemplated by the Plan and any and all agreements incorporated therein will be freely tradable in the United States of America by the recipients thereof, subject to: (1) the provisions of section 1145(b)(l) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (2) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of the Reorganized GMXR Common Stock and the New GMXR Interests; (3) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Shareholders Agreement, the New GMXR Agreement and the New Organizational Documents; and (4) applicable regulatory approval, if necessary.

5.08    Listing of the Reorganized GMXR Common Stock and Transfer Restrictions. On the Effective Date, the Reorganized Debtors and New GMXR shall be private companies. On the Effective Date, neither the Reorganized GMXR Common Stock nor the New GMXR Interests will be registered under the Exchange Act or listed on any national securities exchange and the Reorganized Debtors and New GMXR shall not be obligated to list the Reorganized GMXR Common Stock or the New GMXR Interests on a national securities exchange. The Reorganized GMXR Common Stock and New GMXR Interests will be subject to certain transfer and other restrictions pursuant to, among other things, the New Shareholders Agreement, the New GMXR Agreement and the New Organizational Documents, including restrictions intended to avoid Reorganized GMXR or New GMXR becoming subject to registration and reporting requirements under the Exchange Act without the consent of either the board of directors or the shareholders of Reorganized GMXR. The New Shareholders Agreement and/or the New Organizational Documents will include customary transfer restrictions related to Section 382 of the Tax Code. The New GMXR Agreement may include certain tax-related transfer restrictions, including restrictions based on the publicly-traded partnership rules.

5.09    Continued Corporate Existence. Subject to any Restructuring Transaction and except as otherwise provided herein or in the New Organizational Documents or elsewhere in the Plan Supplement, each Debtor, as a Reorganized Debtor, shall continue to exist after the Effective Date as a separate corporate Entity, limited partnership or limited liability company, as applicable, with all the powers of a corporation, limited partnership or limited liability company, as applicable, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is organized and, as applicable, the jurisdiction in which each Reorganized Debtor is organized or formed.

5.10    New Organizational Documents. On or immediately before the Effective Date, each of the Reorganized Debtors shall file their respective New Organizational Documents with the applicable authorities in their respective states of organization of the Debtors and, as applicable, the Reorganized Debtors, in accordance with the laws of the respective states of organization. Pursuant to Bankruptcy Code section 1123(a)(6), the New Organizational Documents will prohibit the issuance of non-voting equity securities. On the Effective Date, each Reorganized Debtor shall be deemed to have adopted its New Organizational Documents, without the need for any corporate, limited partnership, limited liability company or similar action. After the Effective Date, each of the Reorganized Debtors may amend and restate its respective New Organizational Documents as permitted by such New Organizational Documents and applicable law, and, in the case of Reorganized GMXR, the New Shareholders Agreement.

5.11    Restructuring Transactions.

a)On the Effective Date, and pursuant to the Plan or the applicable Plan Supplement documents, the applicable Debtors or Reorganized Debtors and New GMXR shall enter into the Restructuring Transactions contemplated in this Article V, and shall take any actions as may be reasonably necessary or appropriate to effect a restructuring of their respective businesses or the overall organizational structure of the Reorganized Debtors. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, conversions, dissolutions, transfers or liquidations as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate.

b)The actions to effect the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, name change or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation or reincorporation, limited partnership, limited liability company or formation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable Entities determine to be reasonably necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Restructuring Transactions. The chairman of the board of directors, president, Retained Person (as defined in the DIP Facility Agreement), chief financial officer, chief restructuring officer, any executive vice president or senior vice president, or any other appropriate officer, manager or managing partner of each Debtor or Reorganized Debtor, as appropriate, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be reasonably necessary or appropriate, to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of the appropriate Debtor or Reorganized Debtor, as appropriate, shall be authorized to certify or attest to any of the foregoing actions.

c)The Restructuring Transactions shall include, without limitation, the following actions:

i.On or prior to the Effective Date, New GMXR shall be formed as either (A) a single member limited liability company, with GMXR or Reorganized GMXR, as applicable, as its sole member or (B) a limited partnership, with its general partner to be a newly formed, wholly-owned subsidiary of GMXR (before the Effective Date) or Reorganized GMXR (on or after the Effective Date) as further identified in the New GMXR Agreement.

ii.[RESERVED]

iii.On the Effective Date, GMXR shall contribute all of its assets (except the Creditor Trust Assets and Equity Interests in the Debtor Subsidiaries) to New GMXR free and clear of all Liens, Claims, charges, or other encumbrances (except for any Liens granted to secure the Exit Facility) in exchange for 100% of the New GMXR Interests. All assets of GMXR (except the Creditor Trust Assets and Equity Interests in the Debtor Subsidiaries) shall be deemed automatically transferred to New GMXR without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or any requirement of further action, vote or other approval or authorization by any Person. Reorganized GMXR will own the interests in the Reorganized Subsidiaries on the Effective Date.

iv.On the Effective Date, in accordance with Section 4.06 of the Plan, the GMXR Equity Interests shall be cancelled and 100% of the Reorganized GMXR Common Stock and an amount of New GMXR Interests shall be transferred by Reorganized GMXR to the Holders of Allowed Senior Secured Noteholder Secured Claims, such that, in each case, after giving effect to the Post-Reorganization Contribution, approximately 38.60% of the New GMXR Interests will be held directly or indirectly by Reorganized GMXR and approximately 61.40%, of the New GMXR Interests will be held by Holders of Allowed Senior Secured Noteholder Secured Claims after being distributed in accordance with Section 4.01 of the Plan; provided that Reorganized GMXR may hold a higher percentage of the New GMXR Interests to the extent that Holders of Allowed Senior Secured Noteholder Secured Claims demonstrate that such claims are Old and Cold Senior Secured Notes Claims in accordance in Section 4.01.

v.Simultaneously with the distribution of the Reorganized GMXR Common Stock and the New GMXR Interests in Section 5.11(c)(iv), Reorganized GMXR shall enter into the New GMXR Agreement with the other Holders of New GMXR Interests. The New GMXR Agreement shall provide the identity of New GMXR’s managing member or general partner, as applicable.

vi.On or prior to the Effective Date, the Creditor Trust Agreement shall be executed, and on the Effective Date, the Debtors shall contribute the Creditor Trust Assets to the Creditor Trust free and clear of all Liens, Claims, charges, or other encumbrances.

vii.After the Effective Date, but no later than 15 Business Days after the Effective Date, the Reorganized Subsidiaries shall contribute their assets to New GMXR in the Post-Reorganization Contribution.

5.12    Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise provided for herein or any other document incorporated in the Plan or the Plan Supplement, (a) the Existing Securities, the Senior Secured Notes Indenture, the Senior Secured Second‑Priority Notes Indenture, the Old Senior Notes Indenture, the Convertible Notes Indenture and any other Certificate, security, share, note, bond, indenture, purchase right, option, warrant, certificates of designations or other instrument or documents directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan), to the extent not already cancelled, shall be deemed cancelled and of no further force or effect, without any further action on the part of the Bankruptcy Court or any other Person and (b) the obligations of the Debtors, or an indenture trustee, agent or servicer, as the case may be, pursuant to the Existing Securities, the GMXR Subsidiary Guarantees, the Debtors’ certificates of incorporation or formation, any agreements, indentures, or certificates of designations governing the Existing Securities or any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be terminated, released and discharged; provided, however, that each indenture or other agreement that governs the rights of the Holder of a Claim based on the Existing Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (x) allowing such indenture trustee, agent, or servicer to make the Distributions to be made on account of such Claims hereunder and (y) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, charging liens (including, without limitation, property distributed under this Plan), expenses, and indemnification under such indenture or other agreement. For the avoidance of doubt, the fees and expenses (including attorney’s fees and fees for any other professional, advisors or consultants) of the Senior Secured Indenture Trustee incurred after the Effective Date in connection with any transaction set forth herein or necessary to implement and consummate the Plan shall be paid by the Reorganized Debtors. For the avoidance of doubt, as of the Effective Date, all GMXR Other Equity Interests, to the extent not already cancelled, shall be cancelled. The GMXR Other Equity Interests will include all options to purchase GMXR Common Stock that, immediately prior to the Effective Date, are issued and outstanding but have not been exercised.

5.13    Corporate Action. Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) ratification and implementation of the New Organizational Documents; (2) adoption or assumption, as applicable, of any employment, retirement, and other agreements or arrangements with the Debtors’ officers, directors, or employees, amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, in each case with the consent of the Consenting Senior Secured Noteholders; (3) appointment of the directors and officers for the Reorganized Debtors; (4) the distribution of the Reorganized GMXR Common Stock, New GMXR Interests and Trust Interests; (5) implementation of the Restructuring Transactions as set forth herein; (6) adoption of the Management Incentive Plan; (7) execution of the Exit Facility; and (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors. The authorizations and approvals contemplated by this Article V shall be effective notwithstanding any requirements under non-bankruptcy law.

5.14    Directors and Executive Officers
. On the Effective Date, the term of each member of each Debtor’s current board of directors will automatically expire. The identities of the individuals who will serve as officers for the Reorganized Debtors will be disclosed in the Plan Supplement. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the number of members on the Reorganized GMXR Board and the identities of the individuals appointed to such board will be disclosed in the Plan Supplement. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.
The Reorganized GMXR Board shall have the responsibility for the oversight of the Reorganized Debtors on and after the Effective Date.
5.15    Management Incentive Plan. The Confirmation Order shall provide that on, or as soon as practicable after, the Effective Date, New GMXR shall implement the Management Incentive Plan which shall provide for grants of options, profits interests and/or restricted units/equity reserved for management, directors and employees in an aggregate amount of 5-10% of the new equity interests to be issued by New GMXR, as determined by New GMXR. The primary participants of the Management Incentive Plan, including the amount, form, exercise price, allocation and vesting of such equity-based awards with respect to such primary participants, shall be decided upon by New GMXR, unless earlier agreed to by the Consenting Senior Secured Noteholders and the Debtors.

5.16    Compensation and Benefit Plans and Treatment of Retirement Plan. Unless otherwise provided in this Plan, all employment, retirement, and other agreements or arrangements in place as of the Effective Date with the Debtors’ officers, directors, or employees, who will continue in such capacities or similar capacities after the Effective Date, shall remain in place after the Effective Date, as the same may be amended or modified from time to time after the Effective Date; provided, however, that the foregoing shall not apply to any indemnification agreements or arrangements with the Debtors’ existing or former directors and officers or any equity‑based compensation or incentive-based plan, agreement, or arrangement with any directors, officers, employees or any other parties, in each case, existing as of the Commencement Date or immediately prior to the Effective Date. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.

5.17    Director and Officer Liability Insurance. On the Effective Date, the charters, by-laws, operating agreement, partnership agreement and other New Organizational Documents shall contain provisions which (i) eliminate the personal liability of the Reorganized Debtors’ then-present and future directors and officers for post-Effective Date monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify the Reorganized Debtors’ directors and officers, serving immediately prior to and after the Effective Date for all pre- and post-Effective Date claims and actions as set forth in the New Organizational Documents to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized. On or before the Effective Date, the Reorganized Debtors will obtain sufficient liability insurance policy coverage after the Effective Date for the officers and directors of the Reorganized Debtors serving from and after the Effective Date. All directors’ and officers’ liability insurance policies maintained by the Debtors shall be assumed and entry of the Confirmation Order shall constitute approval of such assumption pursuant to Section 365(a) of the Bankruptcy Code. On or after the Effective Date, the deposit held by the Debtors’ insurance agent for director and officers insurance tail coverage shall be applied to pay the premiums for such tail coverage.

5.18    Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan, on the Effective Date, any and all property of the GMXR Estate shall be automatically transferred to and vest in New GMXR free and clear of all Liens, Claims, charges, or other encumbrances (except for any Liens granted to secure the Exit Facility). Except as otherwise provided in the Plan, on the Effective Date, any and all property of the Debtor Subsidiaries Estates shall pass to and vest in the respective Reorganized Subsidiary free and clear of all Liens, Claims, charges, or other encumbrances (except for any Liens granted to secure the Exit Facility). After the Effective Date, but no later than 15 Business Days after the Effective Date, the Reorganized Subsidiaries shall contribute their assets to New GMXR in the Post-Reorganization Contribution. After the Post-Reorganization Contribution, New GMXR shall own 100% of the assets of Reorganized Subsidiaries. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Equity Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

5.19    Non-disturbance of VPP Interest. Notwithstanding anything to the contrary herein, Confirmation of the Plan shall not amend, alter, or change in any way any of the rights or obligations under any of the VPP Documents executed in connection with the transaction between GMXR and EDF Trading North America, LLC dated December 8, 2011, including the VPP Mortgage. On the Effective Date, to the extent any of the VPP Documents are executory, such documents will be assumed by the Debtors.

5.20    Preservation of Rights of Action; Settlement of Litigation Claims. Except as otherwise provided herein or in the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, following the Effective Date, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Causes of Action that any of the Debtors or their Estates may hold against any Person or Entity without further approval of the Bankruptcy Court whether arising before or after the Commencement Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date; provided, however, the Causes of Action and Avoidance Actions listed on Exhibit A shall be transferred to the Creditor Trust as provided by the Plan, and may be initiated, filed, enforced, abandoned, settled, compromised, released, withdrawn or litigated to judgment without the consent of approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court, except as may otherwise be set forth in the Trust Agreement. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors, the Reorganized Debtors or Trustee, as applicable, will not pursue any and all available Causes of Action against it. The Debtors, the Reorganized Debtors or Trustee, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

Other than as specifically provided in Section 13.04 of the Plan, the Debtors, the Reorganized Debtors and the Trustee shall release and not file any Causes of Action against any Protected Person or Released Party; provided, however, that the Trustee may (A) name any of the Debtors’ directors and officers who are Protected Persons in litigation solely as nominal defendants, if the Trustee determines, based on the written advice of counsel, that the same is necessary or required in connection with any Cause of Action that seeks recovery under the Debtors’ director and officer liability policies (the “D&O Policies”) and (B) take such action as the Trustee reasonably deems necessary, based on the advice of counsel, to preserve the proceeds of the Debtors’ D&O Policies for the benefit of the Trust beneficiaries; provided, however, nothing in the Plan determines the ownership of or entitlement to the proceeds from the D&O Policies.
5.21    Effectuating Documents; Further Transactions. On and after the Effective Date, the Reorganized Debtors, and the officers and members of the board of directors thereof, the managing member or general partner of New GMXR are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the New Equity Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

5.22    Exemption from Certain Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, sales or use tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment: (a) the issuance, transfer or exchange of any New Equity Securities; (b) the creation of any mortgage, deed of trust, lien or other security interest under or pursuant to this Plan or the Exit Facility; (c) the making or assignment of any lease or sublease under or pursuant to this Plan; (d) the execution and delivery of the Exit Facility; (e) any Restructuring Transaction; (f) the release or assignment of liens; (g) the contribution and transfer by GMXR of its assets to New GMXR or (h) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with this Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any of the foregoing or pursuant to this Plan.

ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS

6.01    Distributions for Claims Allowed as of the Effective Date. Except as otherwise provided herein or as ordered by the Bankruptcy Court, each Holder of an Allowed Claim shall receive on the Distribution Date the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. All Cash Distributions shall be made by the applicable Disbursing Agent from available

Cash of the Debtors or Cash from the Creditor Trust, as applicable. Any Distribution hereunder of property other than Cash (including any issuance of Reorganized GMXR Common Stock, New GMXR Interests or Trust Certificates, and the Distribution of such Reorganized GMXR Common Stock, New GMXR Interests or Trust Certificates, in exchange for Allowed Claims as of the Effective Date) shall be made by the Disbursing Agent in accordance with the terms of this Plan or the Trust Agreement, as applicable.

6.02    Disbursing Agent. The Disbursing Agent shall make all Distributions required under the Plan on, or as soon as reasonably practicable after, the Effective Date.

If the Disbursing Agent is a third party designated by the Debtors or the Reorganized Debtors, as applicable, to serve in such capacity, including, if applicable, the applicable Indenture Trustee, such Disbursing Agent or Indenture Trustee shall receive, without further Bankruptcy Court approval, reasonable compensation for Distribution services rendered pursuant to this Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms reasonably acceptable to the Reorganized Debtors, or, in the case of the Senior Secured Notes Indenture Trustee, in accordance with the terms and conditions of the Senior Secured Notes Indenture (as applicable) or upon such other terms as may be agreed upon between the Senior Secured Notes Indenture Trustee and the applicable Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.
Any distributions to beneficiaries of the Creditor Trust shall be made by the Trustee as set forth in the Plan or the Trust Agreement.
6.03    Surrender of Existing Securities. On or before the Distribution Date, or as soon as reasonably practicable thereafter, each Holder of a Certificate shall surrender such Certificate to the Disbursing Agent; provided, however, that in the case of the Senior Secured Notes, Holders shall surrender Certificates to the Senior Secured Notes Indenture Trustee, or in the event such note(s) are held in the name of, or by a Nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Senior Secured Notes Indenture Trustee, and each Certificate shall be cancelled. Holders of the Senior Secured Notes shall be deemed to first surrender the Certificates for the earliest acquired Series A Notes (treating for this purpose, the acquisition date of any Series A Notes acquired in the December 2011 exchange offer as the acquisition date of any Old Senior Notes that were exchanged for Series A Notes therefor in the exchange offer in December 2011) in exchange for any Reorganized GMXR Common Stock received and then be deemed to surrender the Certificates of its most recently acquired Senior Secured Notes in exchange for any New GMXR Interests received.

Holders of GMXR Equity Interests shall not be required to surrender any Certificates evidencing a GMXR Equity Interest.
6.04    [Reserved.]

6.05    [Reserved.]

6.06    Record Date for Plan Distributions. At the close of business on the Record Date for Plan Distributions, the transfer ledgers for the official claims register shall be closed, and there shall be no further changes recognized in the record Holders of such Claims. The Reorganized Debtors, the official claims agent, and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such Claims, even if provided notice thereof, occurring after the Record Date for Plan Distributions and shall be entitled instead to recognize and deal for all purposes hereunder with only those record Holders listed on such transfer ledger as of the close of business on the Record Date for Plan Distributions.
6.07    Means of Cash Payment. Cash payments hereunder shall be in U.S. funds by check, wire transfer, or such other commercially reasonable manner as the payor shall determine in its sole discretion.

6.08    Calculation of Distribution Amounts of New Equity Securities. Fractional shares of New Equity Securities may be issued or distributed hereunder by Reorganized GMXR or any Disbursing Agent, indenture trustee, agent, or servicer.

6.09    Delivery of Distributions; Undeliverable or Unclaimed Distributions. Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent (a) at the Holder’s last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the Holder of a Senior Secured Notes Claim, at the address in the Senior Secured Notes Indenture Trustee’s official records, or (d) at the address set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made, unless and until the Disbursing Agent or The Depository Trust Company, as the case may be, is notified of such Holder’s then current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made through the Disbursing Agent shall be returned to the appropriate Reorganized Debtor or the Trustee, as the case may be, until such Distributions are claimed. Reorganized GMXR will hold the Reorganized GMXR Common Stock for unidentified Holders of Senior Secured Noteholder Secured Claims in trust following the Effective Date until such unidentified Holders are identified, and, for so long as such Reorganized GMXR Common Stock is held in trust, such Reorganized GMXR Common Stock shall be voted in proportion to all other votes cast in any matter that is subject to a vote of Reorganized GMXR Common Stock. Upon identification, such Holders shall execute and deliver signature page(s) to the New Shareholders Agreement and shall thereafter receive their distribution of Reorganized GMXR Common Stock in accordance with Section 4.01 of the Plan. New GMXR will hold New GMXR Interests for unidentified Holders of Senior Secured Noteholder Secured Claims in trust following the Effective Date until such unidentified holders are identified, and, for so long as such New GMXR Interests are held in trust, such New GMXR Interests shall be voted in proportion to all other votes cast in any matter that is subject to a vote of New GMXR Interests. Upon identification, such Holders shall execute and deliver signature page(s) to the New GMXR Agreement and shall thereafter receive their distribution of New GMXR Interests in accordance with Section 4.01 of the Plan.

The Trust Agreement shall govern the Trustee’s rights and obligations with regards to delivery of Distributions and unclaimed Distributions for Holders of the beneficiaries of the Creditor Trust.
6.10    Withholding and Reporting Requirements. In connection with this Plan and all Distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding anything to the contrary in the Plan, the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

The Trustee shall comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions from the Creditor Trust shall be subject to any such withholding and reporting requirements.

6.11    Setoffs. Other than in respect of any Senior Secured Notes Claim, a Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have had or have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any claim that the Debtors or Reorganized Debtors may have had or have against such Holder. Nothing in this Plan shall be deemed to expand rights to setoff under applicable non-bankruptcy law.

ARTICLE VII
PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT, AND UNLIQUIDATED CLAIMS

7.01    Prosecution of Objections to Claims. Except as otherwise expressly provided herein, the Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to Claims that are not General Unsecured Claims. From and after the Effective Date, the Trustee shall have authority to file, settle, compromise, withdraw, or litigate to judgment any objection to (i) the amount of any Senior Secured Notes Adequate Protection Claims and (ii) any General Unsecured Claims, including, without limitation, any objection pursuant to section 502(d) of the Bankruptcy Code; provided however, that notwithstanding such section 502(d) objection (if any), the Trustee shall not bring any claim or cause of action against any Protected Person or Released Party for an Avoidance Action.

7.02    Allowance of Claims. Except as expressly provided herein or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Commencement Date; provided, however, the Trustee shall be authorized to assert in any objection to a General Unsecured Claim the defenses held by the Debtors with respect to such General Unsecured Claim as of the Commencement Date. If an objection to a Claim or a portion thereof is filed as set forth in this Article VII, no payment or Distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until and to the extent such Disputed Claim becomes an Allowed Claim.

Unless an order of the Bankruptcy Court specifically provides for a later date, any proof of Claim filed by a party after any applicable bar date established by the Bankruptcy Court with respect to such Claim shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order or approval of the Bankruptcy Court, and Holders of such Claims may not receive any Distributions on account of such Claims, unless and until the party filing such Claim either obtains the written consent of the Reorganized Debtors to file such Claim late or obtains an order of the Bankruptcy Court upon written motion on notice to the Reorganized Debtors that permits the filing of the Claim.
7.03    Distributions After Allowance. On the first Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim (other than General Unsecured Claims) becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan. For the avoidance of doubt, Holders of Allowed Claims will receive the same treatment regardless of whether such Claims are Allowed as of the Effective Date or at some time after the Effective Date.

Distributions after allowance of General Unsecured Claims shall be made as set forth in the Plan or the Trust Agreement.
7.04    Estimation of Claims. The Debtors (before the Effective Date) or Reorganized Debtors (on or after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time including, without limitation, during litigation concerning any objection to any Claim and during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Entity, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, objected to, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.05    Deadline to File Objections to Claims. Unless otherwise set forth herein or ordered by the Bankruptcy Court, any objections to Claims shall be filed on or before the date that is the later of: (a) 180 days after the Effective Date, and (b) the last day of such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to certain Claims. The Bankruptcy Court may extend any deadline to object to Claims upon motion filed by the Reorganized Debtors or the Trustee.

7.06    Deadline to File Other Secured Claims; Objections. Unless a prior date has been established pursuant to the Bankruptcy Code, the Bankruptcy Rules or a prior order of the Court, the Confirmation Order will establish a supplemental bar date for Holders of Other Secured Claims that properly and timely filed a proof of claim pursuant to the Bankruptcy Court’s order fixing a Claims bar date [Docket No. 572], unless such Holder was otherwise exempt from filing a proof of claim, to file applications for allowance of Other Secured Claims which date will be the first business day that is forty-five (45) days after the Confirmation Date (the “Other Secured Claims Bar Date”) or forever be barred from doing so. Holders of Other Secured Claims shall submit written requests for payment, together with evidence that the Claim is entitled to Other Secured Claim status, on or before the Other Secured Claims Bar Date or forever be barred from doing so and collecting payment on such Claims. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(1) shall set forth such date and constitute notice of the Other Secured Claims Bar Date, and the Debtors or the Reorganized Debtors, as the case may be, shall have ninety (90) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Other Secured Claims Bar Date to review and object to such Other Secured Claims either by commencing an adversary proceeding or such other procedure approved by the Bankruptcy Court. All such objections shall be litigated to Final Order; provided, however, that the Debtors or the Reorganized Debtors, as the case may be, may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Other Secured Claims. Failure of a Holder of an Other Secured Claim(s) to timely and properly file and serve a written notice or request for payment on or before the Other Secured Claims Bar Date shall result in such Holder’s Other Secured Claim(s) being forever barred and discharged.

ARTICLE VIII
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.01    Assumed Contracts and Leases. Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date each Reorganized Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease listed on a schedule to be filed as part of the Plan Supplement. All Executory Contracts and Unexpired Leases assumed by Reorganized GMXR shall be assigned to New GMXR on the Effective Date. All other Executory Contracts and Unexpired Leases not included in such schedule filed with the Plan Supplement will be rejected. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases, related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.
The list of Executory Contracts and Unexpired Leases to be assumed shall include a Cure amount for each such Unexpired Lease and Executory Contract. Parties objecting to the Cure amount or to the assumption of such Executory Contract or Unexpired Lease must file objections no later than two (2) days before the Confirmation Hearing. The failure of any party or Entity to timely file its objection to the Cure amount or assumption of such Executory Contract or Unexpired Lease shall be a bar to the assertion, at the Confirmation Hearing or thereafter, of any objection to such Cure amount or assumption, or the Debtors Consummation of the Plan, if authorized by the Court.
8.02    Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which any Executory Contract and Unexpired Lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the applicable Debtor as soon as practicable following the Effective Date; provided, however, if there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any dispute without any further notice to or action, order or approval of the Bankruptcy Court; provided further that the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors, as applicable, shall be entitled to remove an Executory Contract from the list of Executory Contracts and Unexpired Leases to be assumed if the resolution of the Cure dispute is not reasonably satisfactory to the Consenting Senior Secured Noteholders.
8.03    Rejected Contracts and Leases. Except for those Executory Contracts and Unexpired Leases set forth on a schedule to the Plan Supplement, all of the Executory Contracts and Unexpired Leases to which the Debtors are a party shall be rejected under the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to seek to assume any Executory Contract or Unexpired Lease to which any Debtor is a party with the consent of the Consenting Senior Secured Noteholders.

8.04    Claims Based upon Rejection of Executory Contracts or Unexpired Leases. Any Claims arising out of the rejection of Executory Contracts and Unexpired Leases shall constitute a General Unsecured Claim. Except as otherwise ordered by the Bankruptcy Court, all such Claims must be filed with the Bankruptcy Court and served upon the appropriate Debtor and its counsel within forty-five (45) days after the earlier of (a) the date of entry of an order of the Bankruptcy Court approving such rejection or (b) the Confirmation Date. Any such Claims not filed within such times shall be forever barred from assertion against the respective Debtor, its Estate, its property and the Creditor Trust.

8.05    Indemnification of Directors, Officers and Employees. The obligations of any Debtor to indemnify any Released Party serving at any time as one of its directors, officers or employees by reason of such Released Party’s service in such capacity, or as a director, officer or employee of any other Entity, to the extent provided in such Debtor’s existing certificate of incorporation, certificate of formation, corporate charter, bylaws or similar constitutive documents, or any specific agreement relating to any claims, demands, suits or proceedings against such Released Party based upon any act or omission related to service with or on behalf of any of the Debtors prior to the Effective Date, or under applicable state corporate law (to the maximum extent permitted thereunder), shall be deemed and treated as Executory Contracts in which the relevant Reorganized Debtor shall be deemed to have rejected any such indemnification obligations provided therein pursuant to section 365 of the Bankruptcy Code as of the Effective Date.

ARTICLE IX
ACCEPTANCE OR REJECTION OF THIS PLAN

9.01    Classes Entitled to Vote. Each Holder of an Allowed Claim in Classes 1 and 4 shall be entitled to vote. Each Holder of an Allowed Claim or Equity Interest in Classes 2, 3 and 7 shall not be entitled to vote because they are conclusively deemed, by operation of section 1126(f) of the Bankruptcy Code, to have accepted this Plan. Each Holder of an Allowed Claim is Class 5 shall not be entitled to vote because they are conclusively deemed by operation of section 1126(g) to have rejected this Plan. Holders of Equity Interests in Impaired Class 6 will not receive or retain any property under this Plan on account of their Equity Interests. Therefore, Holders of Equity Interests in Impaired Class 6 are deemed to have rejected the Plan by operation of section 1126(g) of the Bankruptcy Code.

9.02    Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in the Class actually voting vote to accept this Plan.

9.03    Elimination of Classes. Any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed not included in this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether such Class has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

9.04    Nonconsensual Confirmation. The Bankruptcy Court may confirm this Plan over the dissent of or rejection by any Impaired Class if all of the requirements for consensual Confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual Confirmation under subsection 1129(b) of the Bankruptcy Code have been satisfied.

With respect to each Impaired Class that is deemed to reject this Plan, the Debtors shall request that the Bankruptcy Court confirm or “cram down” the Plan on a non-consensual basis pursuant to section 1129(b) of the Bankruptcy Code.

ARTICLE X
CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS

10.1    Conditions to Confirmation. It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of 10.04 below:

a)the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors, the Consenting Senior Secured Noteholders, and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, reasonably acceptable to the Creditors’ Committee; and

b)all documentation related to the Plan and the Plan Supplement must be in form and substance reasonably acceptable to the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii) Debtors, (iv) the Consenting Senior Secured Noteholders and (v) and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, reasonably acceptable to the Creditors’ Committee.

10.02    Conditions to Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 10.04 below:

c)	The Confirmation Order shall have been entered by the Bankruptcy Court.

d)The Confirmation Order shall have become a Final Order.

e)All authorizations, consents, and regulatory approvals required, if any, in connection with the Consummation of this Plan shall have been obtained.

f)The Debtors and the Exit Facility Lenders shall have executed and delivered the Exit Facility Credit Documents, in form and substance reasonably acceptable to the Debtors and the Consenting Senior Secured Noteholders, and the Exit Facility shall have closed.

g)The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Equity Securities.

h)All other actions, documents, and agreements necessary to implement this Plan shall have been executed, become effective and been delivered (or be in immediately deliverable form), including documents contained in the Plan Supplement.

i)Any amendments, modifications or supplements to the Plan (including the Plan Supplement), if any, shall be reasonably acceptable to the (i) Debtors, (ii) Consenting Senior Secured Noteholders and (iii) and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, to the Creditors’ Committee.

j)All documents referenced in subsections (e), (f) and (g) of this Section, including all documents in the Plan Supplement, shall be reasonably acceptable to the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii) Debtors, (iv) the Consenting Senior Secured Noteholders and (v) and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, to the Creditors’ Committee.

k)All reasonable fees and expenses (including attorney’s fees and fees for any other professional, advisors and consultants) of the Steering Committee, the members of the Steering Committee, the DIP Agent, the Senior Secured Indenture Trustee and the Exit Facility Agent incurred in connection with the Chapter 11 Cases, the negotiation and formulation of the Plan, DIP Facility Agreement, Exit Facility and related documents, and all transactions set forth herein or necessary to implement and consummate the Plan (whether incurred before or after the Commencement Date) shall have been paid.

l)No stay of the Consummation of this Plan shall be in effect.

10.03    Effect of Failure of Conditions. In the event that one or more of the conditions specified in Section 10.02 hereof shall not have occurred or been waived pursuant to Section 10.04 on or before the Outside Date (as defined in the Plan Support Agreement), or such later date as may be agreed to by the Debtors and the Consenting Senior Secured Noteholders, (a) the Confirmation Order shall be vacated, (b) no Distributions under the Plan shall be made, (c) the Debtors and Holders of Claims and Equity Interests shall be restored to the status quo as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered, and (d) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or governmental Entity in any other or further proceedings involving the Debtors.

10.04    Waiver of Conditions. Each of the conditions set forth in Section 10.01 and Section 10.02 above, other than the conditions set forth in Sections 10.02(a) and 10.02(j), may be waived in whole or in part by the Debtors with the consent of the Consenting Senior Secured Noteholders, and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, the Creditors’ Committee, without notice, leave or other order of the Bankruptcy Court or any formal action.

ARTICLE XI
MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

The Debtors may amend or modify this Plan at any time prior to the Confirmation Date, with the consent of the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii)  the Consenting Senior Secured Noteholders and (iv) solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, the Creditors’

Committee. The Debtors reserve the right to include any amended documents in the Plan Supplement with the consent of the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii) the Consenting Senior Secured Noteholders and (iv) solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, the Creditors’ Committee, whereupon each such amended document shall be deemed substituted for the original of such document. After the Confirmation Date, the Debtors, with the consent of the Consenting Senior Secured Noteholders, or Reorganized Debtors, as applicable, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies within or among this Plan, the Disclosure Statement, and the Confirmation Order, and to accomplish such matters as may be reasonably necessary to carry out the purposes and intent hereof so long as such remedies do not materially and adversely affect the treatment of Holders of Claims hereunder.
Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the Solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

ARTICLE XII
RETENTION OF JURISDICTION

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding this Plan’s Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and this Plan, to the fullest extent permitted by law, including jurisdiction to:
a)hear and determine any and all objections to the allowance of Claims;

b)hear and determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

c)hear and determine any and all motions to subordinate Claims at any time and on any basis permitted by applicable law;

d)hear and determine all Professional Fee Claims and other Administrative Claims;

e)hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any Claim or required Cure or the liquidation of any Claims arising therefrom;

f)hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases, including Avoidance Actions;

g)enter such orders as may be necessary or appropriate in aid of the Consummation hereof and to execute, implement, or consummate the provisions hereof and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

h)hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement of this Plan and all contracts, instruments, and other agreements executed in connection with this Plan;

i)hear and determine any request to modify this Plan or to cure any defect or omission or reconcile any inconsistency herein or any order of the Bankruptcy Court;

j)issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, Consummation, or enforcement hereof or the Confirmation Order;

k)enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

l)hear and determine any matters arising in connection with or relating hereto, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

m)enforce all orders, judgments, injunctions, releases, exculpation, indemnification and rulings entered in connection with the Chapter 11 Cases;

n)recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

o)hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

p)allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims;

q)ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

r)resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions and other provisions contained in Article XIII, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

s)hear and determine any matters arising in connection with or relating to the Creditor Trust, the Trust Agreement and the Trust Interests;

t)hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

u)hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

v)enter a final decree closing the Chapter 11 Cases.

ARTICLE XIII
SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

13.01    Discharge of Claims and Termination of Equity Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims. Upon the Effective Date, each of the Debtors and the Reorganized Debtors shall be deemed discharged and released under section 1141(d)(1) of the Bankruptcy Code from any and all Claims (other than those Claims that are not Impaired under this Plan), including, but not limited to, demands and liabilities that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and all Existing Securities shall be terminated as provided herein. By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim receiving Distributions pursuant to the Plan shall be deemed to have specifically consented to the discharge.

13.02    Exculpation and Limitation of Liability. The Exculpated Parties shall neither have nor incur any liability to any Holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity interest holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the negotiation, solicitation, and/or distribution of the Plan Support Agreement, DIP Facility Agreement and related documents, Exit Facility, Sale Transaction, Plan and Disclosure Statement, the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the Consummation hereof, or the administration hereof or the property to be distributed hereunder, except for any act or omission that constitutes willful misconduct or gross negligence as determined by Final Order by a court of competent jurisdiction, and in all respects they shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

13.03    Injunction. ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES PURSUANT TO SECTIONS 105 AND 362 OF THE BANKRUPTCY CODE OR OTHERWISE AND IN EFFECT ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL PERSONS OR ENTITIES THAT HAVE HELD, HOLD OR MAY HOLD CLAIMS OR CAUSES OF ACTION AGAINST ANY OF THE DEBTORS THAT AROSE BEFORE OR WERE HELD AS OF THE EFFECTIVE DATE, ARE AS OF THE EFFECTIVE DATE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST ANY OF THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS OR THEIR PROPERTY OR ASSETS ON ACCOUNT OF SUCH CLAIMS OR CAUSES OF ACTION: (A) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING RELATING TO SUCH CLAIM OR CAUSE OF ACTION; (B) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING IN ANY MANNER OR BY ANY MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER RELATING TO SUCH CLAIM OR CAUSE OF ACTION; (C) CREATING, PERFECTING OR ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN RELATING TO SUCH CLAIM OR CAUSE OF ACTION; (D) ASSERTING ANY SETOFF,

RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND, DIRECTLY OR INDIRECTLY, AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS OR THE REORGANIZED DEBTORS RELATING TO SUCH CLAIM OR CAUSE OF ACTION; AND (E) PROCEEDING IN ANY MANNER IN ANY PLACE WHATSOEVER THAT DOES NOT CONFORM TO OR COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER.

13.04    Releases by the Debtors. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE DEBTORS AS DEBTORS IN POSSESSION, THE REORGANIZED DEBTORS AND ANY PERSON SEEKING TO EXERCISE THE RIGHTS OF THE DEBTORS’ ESTATES, INCLUDING THE TRUSTEE, ANY SUCCESSOR TO THE DEBTORS OR ANY ESTATE REPRESENTATIVE APPOINTED OR SELECTED PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY FOREVER RELEASED, WAIVED AND DISCHARGED THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER (OTHER THAN THOSE ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION BY A RELEASED PARTY THAT CONSTITUTES WILLFUL MISCONDUCT, GROSS NEGLIGENCE, INTENTIONAL FRAUD OR CRIMINAL CONDUCT, IN EACH CASE DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION, AND OTHER THAN THE RIGHTS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES AND OTHER AGREEMENTS OR DOCUMENTS RELATED HERETO), WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, OR IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE PLAN SUPPORT AGREEMENT, THE DIP FACILITY AGREEMENT AND RELATED DOCUMENTS, THE EXIT FACILITY, THE SALE TRANSACTION, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES AGAINST ANY OF THE RELEASED PARTIES.

THE DEBTORS’ RELEASE OF CURRENT DIRECTORS AND OFFICERS THAT ARE PROTECTED PERSONS INCLUDES THE RELEASE OF ANY LIABILITY FOR BREACH OF FIDUCIARY DUTY OR RELATED CLAIMS; PROVIDED, HOWEVER THAT THE TRUSTEE OR BURR PARTIES MAY NAME ANY OR ALL OF SUCH CURRENT DIRECTORS AND OFFICERS SOLELY AS NOMINAL DEFENDANTS, IF THE TRUSTEE OR BURR PARTIES DETERMINE, BASED UPON THE WRITTEN ADVICE OF COUNSEL, IT TO BE NECESSARY OR REQUIRED IN ANY POST-EFFECTIVE DATE LITIGATION INSTITUTED BY THE TRUSTEE OR BURR PARTIES AGAINST NON-RELEASED OFFICERS AND DIRECTORS.
13.05    Releases by Holders of Claims. AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, (I) EACH CONSENTING SENIOR SECURED NOTEHOLDER AND (II) EACH HOLDER OF A CLAIM (OTHER THAN A CONSENTING SENIOR SECURED NOTEHOLDER) THAT VOTES IN FAVOR OF THE PLAN

(OR IS DEEMED TO ACCEPT THE PLAN), AS APPLICABLE, FOR THEMSELVES AND ON BEHALF OF ANY SUCCESSORS AND ASSIGNS, WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, FOREVER RELEASED, WAIVED AND DISCHARGED EACH OF THE DEBTORS AND THE REORGANIZED DEBTORS, AND THE RELEASED PARTIES, FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER, (EXCEPT FOR THE RIGHTS TO ENFORCE THIS PLAN AND THE OTHER AGREEMENTS AND DOCUMENTS DELIVERED HEREUNDER) WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, AND IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE PLAN SUPPORT AGREEMENT, THE DIP FACILITY AGREEMENT AND RELATED DOCUMENTS, THE EXIT FACILITY, THE SALE TRANSACTION, THE PLAN OR THE DISCLOSURE STATEMENT, EXCEPT THAT, AS TO SPECIFICALLY THE RELEASED PARTIES, NOTHING HEREIN RELEASES WILLFUL MISCONDUCT, GROSS NEGLIGENCE, INTENTIONAL FRAUD, OR CRIMINAL CONDUCT, IN EACH CASE AS DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION.

THIS SECTION 13.05 DOES NOT APPLY TO THE HOLDERS OF GMXR EQUITY INTEREST IN THE DEBTORS.
13.06    Injunction Related to Releases and Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities barred or released in Sections 13.02, 13.04 and 13.05 of this Plan.

13.07    Release of Liens. Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in accordance with the Plan of the portion of the Secured Claim that is an Allowed Secured Claim as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns. For the avoidance of doubt, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court, or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

13.08    Claims and Causes of Action of Holders of GMXR Equity Interest Against Non-Debtors.

The Holders of GMXR Equity Interests are not releasing any claims or causes of action they may possess against any non-Debtor provided, however, the Exculpation and Limitation of Liability provision in Section 13.02 shall be binding on Holders or GMXR Equity Interests.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

14.01    Severability of Plan Provisions. If, prior to Confirmation, any term or provision hereof is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.02    Successors and Assigns. The rights, benefits and obligations of all Persons named or referred to herein shall be binding on, and shall inure to the benefit of, their respective heirs, executors, administrators, personal representatives, successors or assigns.

14.03    Binding Effect. Upon the occurrence of the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, all other parties-in-interest in the Chapter 11 Cases (irrespective of whether Holders of such Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

14.04    Revocation, Withdrawal, or Non-Consummation. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation hereof does not occur, then (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied herein (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of Executory Contracts or leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained herein, and no acts taken in preparation for Consummation hereof, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors, Holders of any Claims or Equity Interests or any Entity in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Entity.

14.05    Committees and Retained Person. On the Effective Date, the Creditors’ Committee shall terminate and the Creditors’ Committee shall dissolve and the members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the Creditors’ Committee on or after the Effective Date. The Retained Person (as defined in the DIP Facility Agreement) shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases and shall not be an officer of the Reorganized Debtors.

14.06    Plan Supplement. All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. All documents required to be filed as part of the Plan Supplement shall be filed with the Bankruptcy Court at least fourteen (14) days prior to the date of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Copies of the Plan Supplement may also be obtained without charge at the website maintained by the Debtors’ claims and noticing agent (http://dm.epiq11.com/GMX/Project#) or by contacting Joseph Rovira at the Andrews Kurth address listed below. All documents filed in these cases may also be viewed (a) during regular business hours (9:00 a.m. to 4:00 p.m. Central Time weekdays, except legal holidays) at the U.S. Bankruptcy Court, and (b) electronically on the PACER Internet system, and (c) without charge at the website maintained by the Debtors’ claims and noticing agent (http://dm.epiq11.com/GMX/Project#). Holders of Claims against or Equity Interests in the Debtors may also obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Section 14.06.

14.07    Notices to Debtors. All notices, requests and demands to or upon the Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to Debtors:
GMX Resources Inc.
One Benham Place
9400 N. Broadway, Suite 600
Oklahoma City, OK 73114
Attention:    Michael Rohleder
Telephone:    405.600.0711
Facsimile:    405.600.0600

and
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attention:    David Zdunkewicz, Esq.
Timothy A. Davidson II, Esq.
Telephone:    713.220.4200
Facsimile:    713.220.4285

If to the Creditors’ Committee:
Looper Reed & McGraw P.C.
1601 Elm Street, Suite 4600
Dallas, TX 75201
Attention:    Jason Brookner, Esq.
Telephone:    214.954.4135
Facsimile:    214.953.1332

If to the Steering Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:    Brian S. Hermann, Esq.
Sarah Harnett, Esq.
Telephone:    212.373.3000
Facsimile:    212.757.3990

14.08    Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Oklahoma shall govern the construction and implementation hereof and any agreements, documents, and instruments executed in connection with this Plan and (b) the laws of the state of incorporation or organization of each Debtor shall govern corporate or other governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

14.09    Section 1125(e) of the Bankruptcy Code. As of the Confirmation Date, the Debtors, the Steering Committee and its members and the Creditors’ Committee and its members shall be deemed to have solicited acceptances hereof in good faith and in compliance with the Bankruptcy Code. As of the Confirmation Date, the Debtors, the Steering Committee, and each of their respective affiliates, agents, directors, managing partners, managers, officers, employees, investment bankers, financial advisors, attorneys, and other professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Equity Securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any law, rule or regulation governing the solicitation of acceptances or rejections hereof, the offer and issuance of New Equity Securities hereunder, or the distribution or dissemination of any information contained in the Plan, the Disclosure Statement, the Plan Supplement, and any and all related documents.

14.10    Conflict. The terms of this Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement, the Plan Support Agreement or the term sheet attached as an exhibit to the Plan Support Agreement.

14.11    Entire Agreement. Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

Dated:Oklahoma City, Oklahoma January 22, 2014	Respectfully submitted, GMX RESOURCES INC. By:_________________________________ Name:_______________________________ Title:________________________________
DIAMOND BLUE DRILLING CO. By:_________________________________ Name:_______________________________ Title:________________________________
ENDEAVOR PIPELINE INC. By:_________________________________ Name:_______________________________ Title:________________________________

EXHIBIT A
Potential Causes of Action

Potential Avoidance Actions:

ANDERSON OIL LTD
ASK SERVICES, LLC
BAKER HUGHES OILFIELD OPERATIONS, INC.
BANCFIRST C/O BLACK GOLD LOGISTICS CORPORATION
BASIC ENERGY SERVICES, INC.
BAYOU WORKOVER SERVICES, LLC
BOB'S OILFIELD SERVICE, INC.
ENERGY FISHING & RENTAL SERVICES
EXPRESS ENERGY SERVICES
KEN L. KENWORTHY, JR.
MBI ENERGY LOGISTICS LLC
MBI ENERGY RENTALS
MBI ENERGY SERVICES
NATIONAL OILWELL DHT, L.P.
NATIONAL OILWELL VARCO, LP - 1
NATIONAL OILWELL VARCO, LP - 2
NATIONAL OILWELL VARCO, LP - 3
NATIONAL OILWELL VARCO, LP - 4
NATIONAL OILWELL VARCO, LP - 5
NCH CORPORATION
NETJETS AVIATION, INC
OPSCO ENERGY INDUSTRIES (USA) LTD
PICEANCE WELL SERVICE, INC.
PROCESS SYSTEMS CAMERON SOLUTIONS, INC.
PRO-STIM SERVICES, LLC
PTI GROUP USA, LLC
PYRAMID TUBULAR PRODUCTS, L.P.
REGENCY INTRASTATE GAS LP
RGD TRUCKING, INC.
STALLION OILFIELD SERVICES, LP
THE DIRECTIONAL DRILLING COMPANY
TORQUED-UP ENERGY SERVICES, INC.
WYOMING CASING SERVICE, INC.
4 CORNERS HOTSHOT LLC
A&B VALVE & PIPING SYSTEM, LLC
ABB, INC.
ACME TRUCK LINE, INC.

1

ADVANTAGE OFFICE PRODUCTS
AIRGAS ON-SITE SAFETY SERVICES, INC.
AMERICAN EAGLE LOGISTICS
AMERIPRIDE SERVICES, INC.
AQUARIUMS-TROPICAL FISH AND SUPPLY, INC.
ARKLATEX GYRO SERVICES, LLC
ARK-LA-TEX SHREDDING COMPANY, INC.
ASTRO-CHEM LAB, INC.
BADLANDS POWER FUELS, LLC
BAKER'S PRINTING CO, INC.
BANK OF AMERICA LOCKBOX SERV. FOR BP ENERGY COMPANY
BASIN CONCRETE TRUCKING AND RENTAL
BAYLOR MAXWELL
BAYOU SWABBING, LLC
BCR SERVICES, LLC
BNSF LOGISTICS, LLC
BORSHEIM CRANE SERVICE
BRADLEY G. KEY
BROADRIDGE ICS
CASADY SCHOOL
CATCH-22 TRANSPORTATION INC.
CENTURY LINK
CG ELECTRICAL SERVICES, CO.
CHAMPION TECHNOLOGIES, INC.
CHILI PEPPERS HOT SHOT SERVICES, LLC
COMCAST CABLE
COMDATA NETWORK, INC.
COMPUTERSHARE, INC. - 1
COMPUTERSHARE, INC. - 2
COUNCIL OF PETROLEUM ACCOUNTANTS SOCIETIES (COPAS)
CYCLONE LAND SERVICES, LLC
DAIOHS, USA INC.
DAKOTA ENERGY TECHNOLOGIES, LLC
DAVID HASTINGS
DAVIS CHEMICAL SERVICES, LLC
DELBERT M SLUSSER
DIRECT REPORT CORP.
DONNELL PIPE & SUPPLY CO.
DOUBLE EE SERVICE, INC.
DOWNING WELLHEAD EQUIPMENT, INC.
DYNANOMICS INC.
EAST TEXAS COPY SYSTEMS, INC.
EATON OIL TOOLS, INC.

2

ELLIOTT ELECTRIC SUPPLY, INC.
ENERCOM, INC.
ENVIRONMENTAL MATERIAL, INC.
EON ENTERPRISES, INC.
EXPERTOOL LLC
FEDERAL EXPRESS CORPORATION
FELLERS, SNIDER, BLANKENSHIP,
FERGUSON ENTERPRISES INC. #3093
FRONTIER WELLHEAD AND SUPPLY
GARDNER CONSULTANTS, INC.
GEORGESON, INC.
GLOBENEWSWIRE, INC.
GLY TECH SERVICES INC.
GRAY WIRELINE SERVICE, INC.
GRAYBAR ELECTRIC COMPANY, INC.
GREENERGY SYSTEMS, LTD
GREENE'S ENERGY GROUP, LLC
HECKMAN WATER RESOURCES CVR - INC.
HORAB TRANSPORT INC.
HOTSHOT, WELDING & RENTAL SERVICES, INC.
HRN MANAGEMENT GROUP, INC.
HUB PROPERTIES TRUST
HUNTING ENERGY SERVICES
HURRICANE HYDRO-EXCAVATION LLC
ICE SYSTEMS, INC.
IHD SOLIDS MANAGEMENT, LLC
INDEPENDENT PROPANE COMPANY
IRON WORKS WELDING
JAMES L. DAVIS
JCB CORP
JEANNE HARTERT FKABROOKS
JERRY M. CLUCK
JLB MCADAMS ENTERPRISES, INC.
JM WELDING LLC
JOSHUA AMBERS
KEY ENERGY SERVICES, INC.
KJCK INCORPORATED
KRANKS LANDSCAPING
KRISTEEN ROE
KUNTZ SANDBLASTING AND PAINTING, LLC
LAKEWOOD CROSSING, LLC
LARCO LTD
LEE GRAPHICS, INC.

3

LEGEND ENERGY SERVICES, LLC
LIGHT TOWER RENTALS, INC.
LINGO CONSTRUCTION SVCS, INC.
LONETREE ENERGY & ASSOCIATES, LLC
LONGNECKER & ASSOCIATES, INC.
LUBRICATION SERVICES LLC
M & L SEPTIC SERVICES, LLC
M&K HOTSHOT & TRUCKING, INC.
MANAGEMENT RECRUITERS OF CHATTANOOGA-BRAINERD, INC.
MARATHON OIL COMPANY
MARK'S TIRE SERVICE, INC.
MARQUIS ALLIANCE ENERGY GROUP USA INC.
MARSHALL WELDING SUPPLY
MARY ANN GROVE
MCCODY CONCRETE PRODUCTS, INC.
MCKENZIE TRANSPORTATION CO, INC.
MCLAIN-CHITWOOD OFFICE PRODS
MITCHELL'S OIL FIELD SERVICE
MODULAR SPACE CORPORATION
MOORE WIRELINE OF SHREVEPORT, INC.
MT DNRC
NASH TRUCKING & CONSTRUCTION, LTD
NATURAL GAS SOCIETY OF E. TEXAS
NELSON R FOSS
NEURALOG, LP
NICHOLSON CONTRACTORS LLC
NORTHERN STATES COMPLETIONS, INC.
NYSE MARKET, INC.
O'BRIEN OILFIELD SERVICES LLC
OIL STATES ENERGY SERVICES LLC
OILFIELD EQUIPMENT SOLUTIONS, LLC
PAMELA HESTEKIN
PANTHER PRESSURE TESTERS, INC.
PATTERSON SERVICES, INC.
PEAK COMPLETION TECHNOLOGIES, INC.
PETROFICHE, INC.
PETROLEUM ASSOCIATION OF WYOMING
PETROLEUM CLUB OF OKLAHOMA CITY, INC.
PETROLEUM SERVICES
PIONEER WIRELINE SERVICES INC.
PNC BANK C/O HEAT WAVES HOT OIL SERVICES, LLC
PR NEWSWIRE ASSOCIATION, LLC
PRECISION TOOLS & MACHINING, INC.

4

PREHEAT, INC.
PREHIRE SCREENING SERVICES LLC
PRINCIPAL TECHNOLOGIES INC.
PRIORITY ENERGY SERVICES, LLC
PRO-TEST, INC.
QUAIL TOOLS, LP
QUESTAR CONSULTING GROUP, L.P.
RANDY WILLIAMS
RED EARTH DESK & DERRICK
RED RIVER OILFIELD SERVICES, LLC
RED RIVER SUPPLY INC.
RICHARD C. CLARK
RICOH AMERICAS CORPORATION
RIG RUNNER'S INC.
ROD'S HOT OIL SERVICE INC.
ROUGHRIDER PICKER & TRUCKING SERVICES, INC.
RR DONNELLEY
S&K STACK TESTING INC.
SAFETY-KLEEN
SCHLUMBERGER TECHNOLOGY CORP.
SCOTT JACOBI
SHI INTERNATIONAL CORP
SHRED-IT USA - DENVER
SIMONS PETROLEUM LLC
SMART ADVERTISING, INC.
SMITH INTERNATIONAL, INC.
SOLIUM CAPITAL LLC
SOS WELL SERVICES LLC
SOUTH GATEWAY TIRE CO. INC.
SOUTHLAND SAFETY, LLC
SOUTHWEST BUSINESS MACHINES, INC.
SPACES, INC.
SPECIALIZED TECHNOLOGICAL THREADING, INC.
STABIL DRILL
STANDARD & POOR'S
STANDARD PARKING
STICKMAN, INC.
SUMMIT CONTROLS, INC.
SUPERIOR ENERGY SERVICES, LLC
SUSAN STEARNS
SWEET CRUDE OILFIELD SERVICES, INC.
TADLOCK PIPE & RENTALS, INC.

5

TCI BUSINESS CAPITAL, INC.
TEAM OIL TOOLS, LP
TEXAS EXCAVATION SAFETY SYSTEM, INC.
THE BUREAU OF NATIONAL AFFAIRS, INC.
THE CIT GROUP/EQUIPMENT FINANCING, INC.
THE LEGAL PAD, LLC
THE STUFFED OLIVE LLC
THOMAS TOOLS
TOTAL COMPLIANCE CONNECTION LLC
TOTAL DEPTH RENTALS, INC.
TRIANGLE/A&E INC.
TRINITY MANAGEMENT CONSULTING, INC.
TRINITY SERVICES, L.L.C.
UELS, LLC
UNITED PARCEL SERVICE, INC.
UNITED VISION LOGISTICS
VAUGHN ENERGY SERVICES,
VENTURE ENERGY SERVICES, LLC
VIATRAN CORPORATION
W.W. GRAINGER, INC.
WARRIOR ENERGY SERVICES CORP.
WATERGATOR, INC.
WEATHERFORD U.S., L.P.
WECOMPLY, INC.
WELLPRO, INC.
WELLSITE LEASING INC.
WHOLESALE SUPPLY, INC.
WISE SERVICES INC.
XH, LLC

6

YOUNGQUIST BROTHERS OIL & GAS ND INC.

Other Causes of Action

Distributions to preferred shareholders made prior to the Commencement Date

Causes of Action against the directors and officers who are not Protected Persons which are or may be covered by the Debtors’ D&O insurance policy(ies)

Any other causes of action that may be brought under section 502(d), 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code existing or arising prior to the Effective Date not listed herein that were unknown to the Creditors’ Committee as of the date the order approving the Disclosure Statement was entered, provided that the Reorganized Debtors consent in their sole and absolute discretion to the Trustee bringing such cause(s) of action; provided however, that no such cause(s) of action may be brought by the Trustee against any of the Protected Persons.

7